Registration No. ____________

As filed with the Securities and Exchange Commission on September 17, 2007

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DOT VN, INC.
(Name of small business issuer in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7379 (Primary Standard Industrial Classification Number)	20-3825987 (IRS Employer Identification Number)

9449 Balboa Avenue, Suite 114
San Diego, CA 92123
(858) 571-2007

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Louis P. Huynh, Esq.
General Counsel and Corporate Secretary
Dot VN, Inc.
9449 Balboa Avenue, Suite 114
San Diego, CA 92123
Telephone No.: (858) 571-2007
Facsimile No.: (858) 571-8497
(Address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Thomas E. Puzzo, Esq.
Law Offices of Thomas E. Puzzo, PLLC
4216 NE 70th Street
Seattle, Washington 98115
Telephone No.: (206) 522-2256
Facsimile No.: (206) 260-0111

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered (1)		Proposed Maximum Offering Price per Share (5)	Proposed Maximum Aggregate Offering Price (5)	Amount of Registration Fee

Common Stock to be offered for resale underlying Senior Convertible Debentures	2,404,000	(2)	$1.00	$2,447,000.00	$75.12

Common Stock underlying Warrants issued in connection with the Senior Convertible Debentures	1,394,081	(3)	$2.00	$2,308,812.00	$70.88

Common Stock, par value $0.001 per share, to be offered for resale by selling stockholders	16,421,863	(4)	$1.53	$25,125,450.39	$771.35

Total	20,219,944			$29,881,262.39	$917.35

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act. The shares of common stock being registered are offered by certain security holders of Dot VN, Inc. See “Selling Security Holders”. Pursuant to the terms of that certain Securities Purchase Agreement, dated January 31 and February 9, 2007, Dot VN is registering 100% of the shares of common stock issuable upon conversion of Senior Convertible Debentures, based on an exercise price of $1.00 per share, as provided in the Securities Purchase Agreement and shares of common stock issuable upon exercise of the warrants, based on an exercise price of $2.00 per share, issued in connection with the Senior Convertible Debenture. See “Recent Transactions” and “Selling Security Holders”. Additionally, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares of common stock that may be issuance to prevent dilution resulting from Stock splits, stock dividends, or similar events.

(2)	Represents 2,404,000 shares of common stock issuable upon conversion of the Senior Convertible Debentures.

(3)
Represents 1,394,081 shares issuable upon exercise of the Warrants of which (i) 250,000 may be exercised until July 18, 2008 at $2.00 per share; (ii) 250,000 may be exercised until July 18, 2008 at $3.00 per share; (iii) 180,000 may be exercised until January 31, 2012 at $2.00 per share; (iv) 234,481 may be exercised until February 9, 2012 at $2.00 per share; (v) 229,600 may be exercised until February 9, 2012 at $1.00 per share; and (vi) . 250,000 may be exercised until January 31, 2012 at $0.001 per share

(4)
Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based on the average of the high and low sales prices of the Dot VN’s common stock on September 14, 2007, as quoted on the Pink Sheets.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

DATED SEPTEMBER 17, 2007

 PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Dated September 17, 2007

20,219,944 SHARES OF COMMON STOCK

This prospectus (this “Prospectus”) relates to the registration of (a) common stock of Dot VN, Inc. (formerly known as Malers, Inc. and herein referred to as “Dot VN” or the “Company”) issuable to certain selling security holders upon the conversion of the Senior Convertible Debentures issued to them on January 31, 2007 and February 9, 2007, in a private placement relating to the sale of $1,148,213 in the principal amount of our Senior Convertible Debentures due January 31, 2009, and also upon the exercise of warrants to purchase up to 1,394,081 shares of our common stock issued in connection with the Convertible Debenture and (b) 16,421,863 shares of common stock of Dot VN that may be offered for sale from time to time by certain shareholders of Dot VN.

The 20,219,944 shares of common stock being offered by the selling security holders and selling shareholders (collectively, the “Selling Shareholders”) of Dot VN pursuant to this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. This Prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale by the Selling Shareholders to the public without restriction. The Selling Shareholders and the participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares by the Selling Shareholders, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act. Dot VN will not receive any proceeds from this offering by the Selling Shareholders.

Our common stock trades on the Pink Sheets, under the trading symbol “DTVI”. On September 14, 2007, the closing price for our common stock as reported on the Pink Sheets was $1.53 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 17, 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	8
USE OF PROCEEDS	9
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	20
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	20
DESCRIPTION OF BUSINESS	30
LEGAL PROCEEDINGS	37
MANAGEMENT	37
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	39
EXECUTIVE COMPENSATION	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	43
SELLING SHAREHOLDERS	44
PLAN OF DISTRIBUTION	47
DESCRIPTION OF SECURITIES	49
EXPERTS	51
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	51
LEGAL OPINION	51
INDEX TO THE FINANCIAL STATEMENTS	F-1

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR BUY ANY SHARES IN ANY STATE OR OTHER JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.

GLOSSARY OF TERMS

As used in this Prospectus, the flowing terms shall have the meanings set forth below:

“Application Programming Interface” or “API” shall mean a source code interface that a computer system or program library provides to support requests for services to be made of it by a computer program.

“ccTLD” shall mean an Internet top-level domain, generally used or reserved for a country or a dependent territory. ccTLD identifiers are two letters long, and all two-letter top-level domains are ccTLDs.

“collocation center” or “carrier hotel” shall mean type of data center where multiple customers locate network, server and storage gear and interconnect to a variety of telecommunications and other network service provider(s) with a minimum of cost and complexity.

“computer equipment” shall mean a all information technology equipment required at a data center to perform the information processing work. It includes servers, storage, network, and all other information technology components.

“concurrent maintainability” shall mean the ability to repair, replace, service or test any capacity component or distribution element without impacting the computer equipment.

“dedicated server” shall mean a type of Internet hosting where the client leases an entire server not shared with anyone.

“domain name” (or “domain names”) shall mean a name that identifies a computer or computers on the internet. These names appear as a component of a Web site's URL.

“DNS” shall mean a general-purpose distributed, replicated, data query service chiefly used on Internet for translating hostnames into Internet addresses.

“fault tolerant” shall mean a system that can sustain a worst case, unplanned event and not disrupt the end user. The fault tolerant concept originated in the IT environment. In the site infrastructure context, it means that the computer equipment will not be impacted by a facility failure. This requires multiple sources and multiple distribution paths so a failure does not impact the other.

“Internet Data Center” or “IDC” shall mean a facility used to house mission critical computer systems and associated components and includes environmental controls (air conditioning, fire suppression, etc.), redundant/backup power supplies, redundant data communications connections and high security.

“IP Address” shall mean a unique address that certain electronic devices use in order to identify and communicate with each other on a computer network utilizing the Internet Protocol standard (IP).

“Ministry of Posts and Telematics” or “MPT” shall mean The Ministry of Posts and Telematics of the Socialist Republic of Viet Nam, which is the administrative body in charge of policy-making and regulatory matters in posts, telecommunications, information technology, electronics, internet, radio transmission and emission techniques, radio-frequency management and national information infrastructure, management of public services as well as of control over, on behalf of the Government of Vietnam and as stipulated by laws and regulations, the state capital in posts, telecommunications and information technology enterprises.

“redundant capacity components” shall mean the components beyond the number of capacity units required to support the computer equipment are referred to as redundant. If one unit of capacity is required to support the computer equipment, more than one unit of capacity is installed. Terms such as N+1 or N+2 are commonly applied.

“registrar” shall mean a company, certified by a registry to registers domain names administered by such registry.

“registry” shall mean an organization that manages the registration of Domain names within the top-level domains for which it is responsible, controls the policies of domain name allocation, and technically operates its top-level domain.

“reseller” shall mean a company or companies which sell domain names on behalf of a registrar for a percentage of the fees associated with such sale.

“shared server” shall mean a form of web hosting service where more than one instance of the same web server is hosted on a single physical server.

“site infrastructure” shall mean all of the site facility that includes the central plant plus the equipment that supports the power and cooling in the computer room. It is important to remember that a typical data center is comprised of at least 20 major mechanical, electrical, fire protection, security and other systems. Each has additional subsystems and components.

“third level domain name” (or “3rd level domain name”) shall mean any of the following domain names:

•	.COM.VN

•	.NET.VN

•	.ORG.VN

•	.EDU.VN

•	.GOV.VN

•	.INT.VN

•	.AC.VN

•	.BIZ.VN

•	.NAME.VN

•	.INFO.VN

•	.PRO.VN

•	.HEALTH.VN

“tier III redundancy” shall mean a data center which has redundant capacity components and multiple distribution paths serving the site’s computer equipment where only one distribution path usually serves the computer equipment at any time.

“useable capacity” shall mean the maximum amount of load that can be applied to the “N” level of capacity. Typically, the maximum amount of useable load is less than the non-redundant capacity to allow for the component aging, installation errors and to provide for a contingency for unexpected demands.

“Vietnam Internet Network Information Center” or “VNNIC” shall mean the division of the Ministry of Posts & Telematics (MPT), established on February 28th, 2000 to carry out the functions of managing, allocating, supervising and promoting the use of Internet domain name, address, autonomous system number (ASN) in Vietnam.

“virtual dedicated server” shall mean a a partitioned physical server computer which operates as multiple servers that each has the appearance and capabilities of running on its own dedicated machine. Each virtual server can run its own full-fledged operating system, and each server can be independently rebooted.

“web hosting” shall mean a type of Internet hosting service that allows individuals and organizations to provide their own websites accessible via the World Wide Web. Web hosts are companies that provide space on a server they own for use by their clients as well as providing Internet connectivity, typically in a data center.

“WiFi” shall mean a the embedded technology of wireless local area networks (WLAN) based on the IEEE 802.11 standard used to create Internet and VoIP phone access, gaming, and network connectivity for consumer electronics.

“WiMax” or “Worldwide Interoperability for Microwave Access” shall mean the IEEE 802.16 standard, officially known as WirelessMAN which is intended to provide wireless data over long distances, in a variety of different ways, from point to point links to full mobile cellular type access

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to “Dot VN” or the “Company,” “we,” “us,” and “our,” we mean Dot VN, Inc., a Delaware corporation. This prospectus contains forward-looking statements and information relating to the Company. See Cautionary Note Regarding Forward Looking Statements on page 20.

The Company

Dot VN, Inc., a Delaware corporation, formed on May 27, 1998, is an Internet and telecommunications business focused primarily on the market in Vietnam.   The Company, in connection with certain strategic partnerships with certain corporations, intends to apply the benefits of its latest developments in information technology, hardware, software and telecommunications to develop and secure market share in the growing Vietnamese internet and telecommunications market.

In order to maximize the benefits the Company can derive from its technology, the Company also intends:

•	to obtain certain licenses and permits from the Vietnamese government to allow it to develop and deploy certain infrastructure related projects; and

•	to identify and deploy new technologies and applications in the Vietnamese market.

Our current projects relate to developing and constructing internet data centers (“IDC” or “IDCs”), which will serve as the basis for an internal data and communications network for the country of Vietnam. The IDCs will provide hosting and collocation services as well as serve as the basic infrastructure for additional internet and data technologies such as wireless broad brand, distance e-learning and e-government projects. The Company has entered into agreements which will allow it to develop an initial data center in Hanoi, Vietnam in the near term and intends to develop additional data centers in Ho Chi Minh City, Vietnam and Da Nang City, Vietnam in the mid- to long-term. Dot VN will continue to explore and test, and analyze, new best of breed technology for deployment in Vietnam.

There can be no assurance that we will be able to successfully implement our business plan. The Company faces significant challenges in achieving its goals and investors face significant risks. The Company may not be able to compete with existing domain name registrars to retain market share or may not be able to construct and deploy data centers and the technologies associated therewith and predicated thereon. We will require additional capital, currently estimated at approximately $10,000,000, to fund our operations, growth and to construct data centers. If financing is not available on acceptable terms, our ability to succeed will be hampered, and if the Company does not obtain adequate financing, our business will fail, which will result in the complete loss of your investment. The market for the internet and telecommunications technology industry is extremely competitive and rapidly changing. All of the Company’s officers are also directors, collectively majority shareholders, and hold an aggregate of approximately 15,312,084 shares of the Company’s issued and outstanding stock. Thomas Johnson, the Company’s Chairman of the Board, and Lee Johnson, an officer and director of the Company, currently collectively control the voting of approximately 57.29% of our common stock and collectively beneficially own approximately 57.32% of our common stock, meaning that they will decide the outcome of matters requiring a vote of the Company’s shareholders.

The Company believes that it requires funding of approximately $10,000,000 to complete its business plan and the greatest single barrier to commercial acceptance of its new technology is the lack of a fully functional data center. An operational data center will allow clients and partners to fairly evaluate the benefits of our technology and services both objectively and in comparison to the technology of potential competitors. It will also allow the deployment and commercialization of a broad range of internet, wireless and telecommunications technologies and services. Therefore, Dot VN’s immediate mission is to acquire adequate funding to complete design, construction and operation of a data center, which will showcase the operating, financial, and technological parameters of the Company’s products and services.

On February 9, 2007, Dot VN closed on a private placement of convertible debentures and warrants which upon exercise may be redeemed for shares of the Company’s common stock for total proceeds of $1,148,213.
Contact Information

Our principal operations and executive offices are located at 9449 Balboa Avenue, Suite 114, San Diego, CA 92123 and our telephone number is (858) 571-2007. We also maintain a web site at www.dotvn.com. The information on our web site is not, and should not be considered to be part of this prospectus.

Summary of the Offering

Securities Offered by the Selling Shareholders:	20,219,944 shares of our common stock, $0.001 par value per share, including:

See page 44 for the names of the Selling Shareholders

•	2,404,000 shares of common stock that may be issued upon conversion of the Senior Secured Debentures,

•	1,394,081 shares of common stock that may be issued upon exercise of warrants, and

•	16,421,863 shares of common stock currently held by certain of our shareholders.

The offering price will be determined at the time of sale by the Selling Shareholders.
Use of Proceeds

We will receive no proceeds from the sale of any of our common stock by the Selling Shareholders.

We intend to use the proceeds from the conversion of the Senior Secured Debentures, if converted, held by certain Selling Shareholders for working capital purposes.

We intend to use the proceeds from the exercise of the warrants, if exercised, held by certain Selling Shareholders for working capital purposes.

Number of shares of Common Stock issued and outstanding as of September 17, 2007:	26,729,359
Number of shares of Common Stock outstanding assuming the sale of Common Stock by the Selling Shareholders:

30,527,440 (1)

The number of shares of common stock subject to this prospectus represents approximately 66.24% of our issued and outstanding common stock as of September 17, 2007, after issuance of all currently unissued shares included in this Prospectus.

Pink Sheets Trading Symbol	DTVI

(1)
This number assumes the issuance of 3,798,081 shares of common stock that may be issued upon exercise of the Senior Convertible Debentures and warrants held by Selling Shareholders. We cannot assure you that the Senior Convertible Debentures or warrants will be exercised by the Selling Shareholders.

Transfer Agent and Registrar For the Common Stock of Dot VN

First American Stock Transfer, Inc. is the transfer agent and registrar of our common stock. Their address is 706 East Bell Road, Suite 202, Phoenix, AZ 85022, and their telephone number (602) 485-1346.

Trading Market

Our common stock is quoted on the Pink Sheets and is not traded on a national securities exchange, the Nasdaq Stock Market or the Over-the-Counter Bulletin Board.

Dividend Policy

We currently do not intend to pay cash dividends on our common stock.

Risk Factors

The ownership of our Common Stock involves various risks. You should read carefully the factors discussed under the Section entitled “Risk Factors” beginning on page 10.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus and the financial statements included herein before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially adversely affected, and you may lose all or part of your investment in the stock. This section includes or refers to forward looking statements. You should refer to the explanations of the qualifications and limitations on forward-looking statements discussed in “Cautionary Note Regarding Forward-Looking Statements.”

RISKS RELATED TO OUR FINANCIAL RESULTS

It is difficult to evaluate our business and prospects because we have a limited operating history.

Because we have a limited operating history, it is difficult to accurately predict whether and when we will generate additional revenue or to evaluate our future prospects and an investment in our common stock. Our prospects are uncertain and must be considered in light of the risks, expenses and difficulties frequently encountered by advances materials companies in the early stages of development.

We have experienced operating losses since our inception and our auditors have indicated uncertainty concerning our ability to continue operations as a going concern.

Since our inception on May 27, 1998, we have incurred accumulated net losses of $20,163,419 through April 30, 2007. We expect to continue to incur substantial losses and may not generate significant revenue, if any, for the immediate future. Our independent registered public accounting firm has noted that we have an accumulated deficit and working capital deficit at April 30, 2007, and a net loss during 2006 so our ability to continue as a going concern prior to the generation of significant revenue is dependent upon obtaining additional financing for our planned operations. If we fail to generate enough working capital, either from future equity or debt sales or revenue from operations, our ability to expand and complete our business plan will be materially affected, and you may lose all or substantially all of your investment.

We need to obtain financing in order to continue our operations.

On a prospective basis, we will require both short-term financing for operations and long-term capital to fund our expected growth. We have no existing bank lines of credit and have not established any definitive sources for additional financing. Based on our current operating plan, we will only have enough cash to meet our anticipated cash requirements through December 31, 2007; if we do not raise at least $10,000,000 from the sale of our securities or other financing means we will not be able to proceed with our intended business plan past this time. There is no assurance that we will have adequate capital to conduct our business or satisfy our financial obligations. We believe we will be able to secure adequate funds to permit us to repay outstanding loans, commence our anticipated initial public offering, and give us sufficient operating capital to move forward over the following year. Should this assessment be incorrect or should unforeseen circumstances give rise to additional costs and/or developmental delays, then we may have inadequate funds to fully develop our business and will need additional financing. We have made no arrangements to obtain future additional financing at this time, and if required, there can be no assurance that such financing will be available on acceptable terms.

Our operating results may prove unpredictable, and our common stock price may decrease or fluctuate significantly.

Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. If a market for our common stock develops beyond its sporadically-traded levels and our operating results fluctuate negatively in any future quarter, the trading price of our common stock may fall significantly. Factors that may cause our operating results to fluctuate significantly include the following:

•	our ability to generate enough working capital from future equity sales;

•	the level of commercial acceptance of our products and services;

•	fluctuations in the demand for Internet data center and domain name registration services;

•
intense competition in the Internet and telecommunications industry, including direct competition from government owned companies, substantially all of which have existing relationships with companies that provide the similar services and products as we do and have significantly greater capital resources and infrastructure than we have;

•	the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

•	general economic conditions and economic conditions specific to the telecommunications and Internet industry; and

•	other competing technologies entering the market.

The majority of our business is focused on providing services in a foreign country which could change its laws or policies such that we cannot conduct business in Vietnam, resulting in a nearly complete or complete loss of your investment.

Our operations are conducted in Vietnam, a developing foreign country under communist rule. Although the government of Vietnam has made significant changes in its laws in the past decade to facilitate the conduct of businesses dependent on the Internet, there is no guarantee that Vietnam will not change its laws or policies to reverse policy choices in the past, with the result that our business operations are terminated or expropriated. Our business depends on contracts with the Vietnam government and its agencies that are subject to interpretation in accordance with Vietnamese laws, policies and courts. Any change in law or policy that adversely impacts our relations with the Vietnam government, our permits, licenses and consents to conduct our business in Vietnam or the continuation of our contracts with Vietnam government agencies would have a material adverse effect on ability to conduct business.

Adverse general economic conditions in Vietnam could stall our business development and lead to a loss of your investment.

The financial success of the Company may be sensitive to adverse changes in general economic conditions in Vietnam, such as recession, inflation, unemployment, and interest rates. Such changing conditions could reduce demand in the marketplace for the Company’s services. Management believes that the niche products they market will insulate the Company from excessive reduced demand. Nevertheless, the Company has no control over these changes. Consequently, the Company’s revenues may vary by quarter, and the Company’s operating results may experience fluctuations.

The services we offer have not yet achieved widespread consumer acceptance and as such, there is a high degree of uncertainty whether our business plan or our services will be successful.

The services we offer are new and there can be no assurance that they will meet with wide market acceptance. In addition, even if there proves to be a wide market for our services, there can be no assurance that such market will permit us to ever achieve market share and profitability.

The Internet and telecommunications industry is in a state of rapid technological change with which we may not be able to keep pace.

The Internet and telecommunications industry is constantly evolving, due primarily to technological innovations, as well as evolving industry standards, changes in customer and subscriber needs and frequent new service and product introductions. New services and products based on new technologies or new industry standards expose us to risks of equipment obsolescence. Keeping pace with these changes requires significant management, technological and financial resources. As a small company, we do not have the management, technological and financial resources that larger companies in our industry may have. We must adapt and respond to new technologies effectively, continue to develop our technical expertise and enhance our existing services on a timely basis to remain competitive. Failure to do so could adversely affect our business, financial condition and results of operations.

Any failure to provide highly reliable, secure services will have a material adverse effect on our business.

We must provide highly reliable services and implement and maintain appropriate security measures to prevent unauthorized access to our customers’ networks. As techniques used to obtain unauthorized access to or to sabotage networks change frequently and are generally not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures. If our services fail due to acts of nature, power or telecommunications failures or other similar events, or if an actual or perceived breach of our network security occurs, the market perception of our reliability and the effectiveness of our security measures could be negatively impacted, which could adversely affect our business, financial condition and results of operations.

We depend on physical infrastructure largely maintained by third parties and subject to disruption by events outside our control.

Our success will depend upon the capacity, reliability and security of the telecommunications infrastructure used to carry data between users and the Internet. A bandwidth carrier that provides poor service and has frequent network outages greatly limits our ability to provide quality service to clients. Additionally, the telecommunications infrastructure in Vietnam is largely underdeveloped thereby reducing our ability to deliver high quality service. Our financial and business results may be negatively affected by the use of poorly maintained infrastructure from various third parties, which is beyond our control.

We must continue to expand and adapt our services as the number of users increases and their needs change and there can be no assurance that we will be able to do so.

We must continue to expand and adapt our services, which will require substantial financial, operational and management resources. To manage expansion and adaptation of our services effectively, we will need to improve our operational and financial systems and managerial controls and procedures, including:

•	enhancing our capability to respond to new and evolving technologies;

•	expanding the capacity and performance of our network infrastructure; and

•	developing our administrative, accounting and management information systems and controls.

There can be no assurance that we will be able to expand or adapt our infrastructure to meet additional demand or our customers’ changing requirements on a timely basis, at a commercially reasonable cost, or at all.

Uncertain demand for our services may cause our operating results to fluctuate.

We are unable to forecast revenues with certainty because of the unknown demand for our services and the emerging nature of the domain name registration, internet data center, wireless broadband and online services industry. Revenues could fall short of expectations if we experience delays in completing deployment of our services or entering into agreements with customers. Future operating results will, therefore, be subject to fluctuations due to several factors, some of which are outside our control.

Our ability to grow is directly tied to our success in attracting and retaining customers and if we fail to do so, our business, financial condition and results of operations could be adversely affected.

We cannot predict whether our marketing efforts will be successful in attracting new locations and acquiring substantial market share. If our marketing efforts fail, we may fail to attract new customers and fail to retain existing ones, which would adversely affect our business, financial condition and results of operations.

Competition in the Internet and Telecommunications industry is intense and there is uncertainty that we will be able to succeed given our limited resources.

The market for domain name registration, internet data center and Internet access services is extremely competitive and highly fragmented and barriers to entry are low. Although our services are based on information technology and wireless technology, we compete not only against companies that base their services on those sectors, but also against companies that base their services on other technologies (wire, fiber optic cable, fixed wireless, satellite and cellular, among others). There can be no assurance that we will be able to compete successfully in the future against existing or new competitors or that our operating results will not be adversely affected by increased competition. Competition is based on, among other things, quality/performance of the services, price and customer service, with the relative importance of such factors varying among markets. Competition in the various markets we serve comes from companies of various sizes, many of which are larger and have greater financial and other resources, market presence and brand name recognition than we do and, thus, can withstand adverse economic or market conditions better than we can.

Technological change and increased competition in the Internet and telecommunications industry may cause consolidation among network service providers and impair our ability to provide reliable service coverage and negotiate favorable network access terms.

The Internet and telecommunications industry has experienced dramatic technological change and increased competition that have led to significant declines in network access pricing. If these conditions continue, some service providers may consolidate or otherwise cease operations, which would reduce the number of network service providers from which we would be able to obtain network access. To the extent this were to occur, while we would still be able to maintain operations and our services with a small number of network service providers, we would potentially not be able to provide sufficient alternative access points in some geographic areas, which could diminish our ability to provide broad, reliable coverage. Further, our ability to negotiate favorable access rates from network service providers could be impaired, which could increase our network access expenses and materially and adversely impact our operating results.

Litigation arising out of intellectual property infringement could be expensive and disrupt our business.

We cannot be certain that our operations do not, or will not, infringe upon patents, trademarks, copyrights or other intellectual property rights held by third parties, or that other parties will not assert infringement claims against us. From time to time, we may be involved in disputes with these third parties. Any claim of infringement of proprietary rights of others, even if ultimately decided in our favor, could result in substantial costs and diversion of our resources. Successful claims against us may result in an injunction or substantial monetary liability, which could, in either case, significantly impact our results of operations or materially disrupt the conduct of our business. If we are enjoined from using a technology, we will need to obtain a license to use the technology, but licenses to third-party technology may not be available to us at a reasonable cost, or at all.

Government regulation of, and legal uncertainties regarding, the Internet could harm our business.

Changes in the rules or regulations of the Ministry of Posts and Telematics or in applicable federal communications laws relating to the imposition of these fees or taxes, could result in significant new operating expenses for us, and could negatively impact our business. Any new law or regulation pertaining to Internet-based communication services, or changes to the application or interpretation of existing laws, could decrease the demand for our services, increase our cost of doing business or otherwise harm our business. It is also possible that there will be an increase in the number of laws and regulations pertaining to the Internet. These laws or regulations may relate to taxation and the quality of products and services. Furthermore, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, taxation, encryption, obscenity, libel, employment, personal privacy, export or import matters and other issues is uncertain and developing and we are not certain how the possible application of these laws may affect us. Some of these laws may not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet market, which could reduce demand for our services, increase our operating expenses or increase our litigation costs.

The reduction in current demand and the failure of continued growth of demand, for domain name registration, internet data center and wireless broadband Internet access would have a material adverse effect on our business, financial condition and results of operations.

The success of our business is dependent upon the increased usage of domain name registration, internet data center and wireless broadband Internet access services. As is typical in the case of a new and rapidly evolving industry characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Continued demand is dependent on several factors, including, among others:

•	the willingness of potential customers to make technology expenditures;

•	the availability of security products necessary to ensure data privacy over the public networks;

•	the quality, cost, reliability and functionality of domain name registration, internet data center, wireless broadband internet access services and competing services;

•	the increased adoption of domain name registration, internet data center services and wireless broadband Internet access methods; and

•	the proliferation of electronic wireless devices and associated software applications.

If the market for domain name registration, internet data center or wireless broadband Internet access fails to continue to develop, develops more slowly than expected, or becomes saturated with competitors, or if the services we offer are not broadly accepted, our business, financial condition and results of operations may be materially adversely affected.

Security concerns may delay the widespread adoption of the Internet by potential business customers, which would reduce demand for our services.

The Internet is a public network and information is sent over this network from many sources. Advances in computer capabilities, new discoveries in the field of code breaking or other developments could result in compromised security on our network or the networks of others. Security and authentication concerns with respect to the transmission over the Internet of confidential information, such as corporate access passwords, and the ability of hackers to penetrate online security systems, may reduce the demand for our services. Further, new access methods, devices, applications and operating systems have also introduced additional vulnerabilities which have been actively exploited by hackers. Any well-publicized compromises of confidential information may reduce demand for Internet-based communications, including our services.

Our operations are concentrated in one industry.

We will initially focus our operations on business connections with companies that operate in the Internet and telecommunications industry. Accordingly, any disruptions or economic conditions that impact these industries will have a direct impact on our operations. Moreover, we anticipate that a small number of customers, at least initially, may produce the preponderance of order flow and transaction fees. Any loss of such customers would have a material adverse effect on our business.

RISKS RELATED TO OUR BUSINESS

Our ability to effectuate additional financing transactions to fund our operations could impair the value of your investment, and we may not be able to meet our future capital requirements.

We will need to raise additional funds to continue our operations beyond December 31, 2007 and to complete our business plan. We may be unable to obtain any required additional financing on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we will be unable to fund our expansion, successfully promote our brand and products, develop new products, respond to competitive pressures or take advantage of acquisition opportunities, any of which would have a material adverse effect on our business. It is likely we will seek to raise additional funds through public or private equity offerings or debt financings. If we raise additional funds through the issuance of equity securities, our stockholders will likely experience dilution of their ownership interest, and the newly-issued securities may have rights superior to those of our common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends. There can be no assurances that we will be able to secure additional financing, or obtain favorable terms on such financing if it is available. Continued negative cash flows create uncertainty about our ability to fully implement our operating plan and we may have to reduce the scope of our planned operations, which may jeopardize our ability to continue our business. A material shortage of capital will require us to take drastic steps such as reducing our level of operations, disposing of selected assets or seeking protection under federal bankruptcy laws.

The data center technology and domain name registration industry is extremely competitive, and if we are not able to compete successfully against other service providers, both large and small, we will not be able operate our business and investors will lose their entire investment.

The market for data center services and domain name registration is extremely competitive and rapidly changing. We currently and in the future face competitive pressures from numerous actual and potential competitors. Many of our current and potential competitors have substantial competitive advantages than we have, including:

•	longer operating histories;

•	significantly greater financial, technical and marketing resources;

•	greater brand name recognition;

•	better distribution channels;

•	existing customer bases; and

•	commercially accepted products.

Our competitors may be able to respond more quickly to new or emerging technologies and changes in government policy and regulation and devote greater resources to identify, develop and market new products, and distribute and sell their products than we can.

Our success will be largely dependent upon Thomas Johnson, our CEO, Lee Johnson, our President, and other key personnel, and if any such personnel leaves our Company, our operations will largely cease until we can find a new replacement for them.

Our success will be largely dependent upon the continued employment of Thomas Johnson, our Chief Executive Officer and, Dr. Lee Johnson, our President. The loss of either of either Mr. Thomas Johnson’s or Dr. Lee Johnson’s services could have a material adverse effect on the implementation of our business plan. If we lose the services of any of our key personnel, we would need to devote substantial resources to finding replacements, and until replacements were found, we would be operating without the skills or leadership of such personnel, any of which could have a significant adverse effect on our business. It is possible that Mr. Thomas Johnson’s or Dr. Lee Johnson’s will terminate his employment with us. In addition, we do not presently maintain insurance on either Mr. Thomas Johnson’s or Dr. Lee Johnson’s life.

Our success depends in large part on our current key personnel and our ability to attract and retain additional key personnel, which we may or may not be able to do.

Competition for qualified technical personnel in the technology sectors of the economy is intense. Our inability to recruit and train adequate numbers of qualified personnel on a timely basis would adversely affect our ability to design, manufacture, market and support our products. Vietnam, in particular, has a shortage of qualified persons with the technical and professional experience necessary for us to scale up our operations and complete our business plan. We may not be able to obtain the necessary permits and consents for us to relocate non-Vietnamese employees with the technical and professional experience we need to successfully implement our business plan.

In addition, our success will depend on our ability to hire additional experienced engineers, senior management and sales and marketing personnel. Opportunities available in other high technology companies could make recruiting and retaining employees, especially design engineers, more difficult for the Company. Competition for these personnel is intense, particularly in geographic areas that are not recognized as high technology centers such as the San Diego, California area, where our principal offices are located. To attract and retain individuals with the requisite expertise, we may be required to grant large option or other stock-based incentive awards, which may be dilutive to shareholders. We may also be required to pay significant base salaries and cash bonuses, which could harm our operating results. If we do not succeed in hiring and retaining candidates with appropriate qualifications, we will not be able to grow our business and our operation results will be harmed.

Increases in the costs of utilities could harm our anticipated profitability in the future.

The Company’s projected profits are dependent on the difference in the cost of bandwidth, electricity and other utilities necessary to operate the data centers and our domain name registration business. Increases in the costs of such utilities and decreases in the prices of our services due to competition could adversely affect our profitability in the future.

Our operations are concentrated in the Internet and telecommunications sectors, which means that our business will likely be adversely affected if there are negative economic conditions in that industry.

We will initially focus our operations on business connections with companies that operate in the Internet and telecommunications industries. Accordingly, any disruptions or economic conditions that impact these industries will have a direct impact on our operations. Moreover, we anticipate that a small number of customers, at least initially, may produce the preponderance of order flow and transaction fees. Any loss of such customers would have a material adverse effect on our business.

Future acquisitions of companies may disrupt our business or distract our management.

In the future, we may seek to acquire or make investments in complementary companies or businesses, including acquiring property to build out additional data centers. We may not be able to acquire or manage additional businesses profitably or to successfully integrate any acquired businesses with our business. Businesses that we acquire may have liabilities that we underestimate or do not discover during our pre-acquisition investigations. Certain liabilities, even if we do not expressly assume them, may be imposed on us as the successor to the business. Further, each acquisition may involve other special risks that could cause the acquired businesses to fail to meet our expectations. For example:

•	the acquired businesses may not achieve expected results;

•	we may not be able to retain key personnel of the acquired businesses;

•	we may incur substantial, unanticipated costs, delays or other operational or financial problems when we try to integrate businesses we acquire with our own;

•	our financial and managerial resources may be diverted from our core business; or

•	our management may not be able to manage the combined entity effectively or to make acquisitions and grow our business internally at the same time.

In addition, we may incur debt or issue equity securities to pay for any future acquisitions or investments, which could dilute the ownership interest of our existing stockholders in our company.

If we do not manage our anticipated growth efficiently, we may not be able to operate our business effectively.

We expect to expand our operations by seeking additional financing. If we expand our operations, we may strain our management, operations, systems and financial resources. To manage our anticipated future growth, we must improve and effectively utilize our existing operational, management, marketing and financial systems and successfully recruit, hire, train and manage personnel and maintain close coordination among our artists, technical, finance, marketing, sales and production staffs. In addition, we will need to improve our accounting systems and procedures and computer software and hardware systems in order to operate our business more effectively and manage our expansion. We also will need to manage complex relationships with petroleum refining companies, strategic partners, advertisers and other third parties. Our failure to effectively manage our expected growth could disrupt our operations and ultimately prevent us from generating the revenue we expect.

RISKS RELATED TO OUR CAPITAL STRUCTURE

We are collectively controlled by Lee Johnson and Thomas Johnson which means that they control all matters submitted to a vote of the stockholders, including but not limited to, the election of directors.

We are controlled by Thomas Johnson and Lee Johnson, who currently beneficially own approximately 57.3% of our common stock. As a result, Thomas and Lee Johnson will hold approximately 57.3% of the aggregate number of votes eligible to be cast by our stockholders. Therefore, Thomas and Lee Johnson will be able to control substantially all matters requiring approval by our stockholders, including the election of directors, the amendment of our Articles of Incorporation, the approval of mergers or other business combination transactions, and will also have control over our management and affairs. As a result of such control, certain transactions may not be possible without the approval of Thomas and Lee Johnson, including proxy contests, tender offers, open market purchase programs or other transactions that could give our stockholders the opportunity to realize a premium over the then-prevailing market prices for their shares of common stock.

Some provisions of our Articles of Incorporation and Bylaws may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price.

Some of the provisions of our Articles of Incorporation and Bylaws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares possibly at a premium over the then market price.

For example, our Articles of Incorporation authorizes the board of directors to issue up to 50,000,000 shares of preferred stock, 50,000,000 shares of which are available for issuance. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance shares of preferred stock with superior voting rights to shares of common stock, could delay or inhibit the removal of incumbent directors and could delay, defer, make more difficult or prevent a merger, tender offer or proxy content, or any change in control involving Dot VN, as well as the removal of management, even if such events would be beneficial to the interests of Dot VN’s shareholders, and may limit the price certain investors may be willing to pay in the future for shares of common stock. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, thereby preserving the current stockholders’ control.

We may have to spend significant sums of cash indemnifying our officers and directors, the result of which would cause the Company to not have as much cash as it otherwise had planned to complete the Company’s business plan.

By way of contract, we have agreed to indemnify our officers and directors. Additionally, our by-laws provide that we will, within the legal limits, hold our directors and officers harmless against certain claims arising from Company activities, other than losses or damages incurred by it as a result of its gross negligence, fraud or bad faith. If we are required to perform under these indemnification agreements, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the implementation of its business plan, or for distributions to our stockholders, if any.

RISKS RELATED TO THIS OFFERING

Our stock trades in a limited public market and is subject to price volatility.

Our common stock is traded on the “Pink Sheets.” Stocks that trade on Pink Sheets tend to be less liquid and trade with larger spreads between the bid and ask price than stocks on larger exchanges or automated quotation systems. Information with respect to Pink Sheets quotations reflects inter-dealer prices without retail markup, markdown or commission and may not represent actual transactions, and quotations on the Pink Sheets are sporadic. This means that shares of our common stock are less liquid than shares of companies traded on larger exchanges or automated quotation systems and, as a result, holders of our Common Stock may have some difficulty selling their shares in the open market. The trading price of the Common Stock is volatile and could be subject to significant fluctuations in response to variations in quarterly operating results or even mild expressions of interest on a given day.

Applicability of “penny stock rules” to broker-dealer sales of our common stock could have a negative effect on the liquidity and market price of our common stock, which may make it difficult for investors to sell our common stock.

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker/dealer, prior to completing a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Our common stock may, at some point, be subject to the penny stock rules. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock. Accordingly, holders of our common stock may find it difficult to sell their shares, if they are able to do so at all.

Certain restricted shares of the Company will be eligible for sale in the future which could affect the prevailing market price of our Common Stock.

Certain of the outstanding shares of our common stock are “restricted securities” under Rule 144 of the Securities Act, and (except for shares purchased by “affiliates” of the Company’s as such term is defined in Rule 144) are eligible for sale as the applicable holding periods expire. Currently, these shares may be sold only pursuant to a registration statement under the Securities Act or an applicable exemption, including pursuant to Rule 144. Under Rule 144, a person who has owned common stock for at least one year may, under certain circumstances, sell within any three-month period a number of shares of common stock that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to such sale. A person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the restricted securities for the last two years is entitled to sell all such shares without regard to the volume limitations, current public information requirements, manner of sale provisions and notice requirements. Sale or the expectation of sales of a substantial number of shares of common stock in the public market by selling shareholders could adversely affect the prevailing market price of the common stock, possibly having a depressive effect on any trading market for the common stock, and may impair our ability to raise capital at that time through additional sale of our equity securities.

Investors will realize a return on their investment only if our stock price appreciates, if it does at all.

The future payment of dividends will be at the discretion of our Board of Directors and will depend on our future earnings, financial requirements and other similarly unpredictable factors. For the foreseeable future, it is anticipated that any earnings which may be generated from our operations will be retained by us to finance and develop our business and that dividends will not be paid to stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as “anticipates”, “believes”, “plans”, “expects”, “future”, “intends” and similar expressions to identify these forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

The following information should be read in conjunction with the consolidated financial statements of Dot VN, Inc. and the notes thereto appearing elsewhere in this prospectus. Statements in this section and elsewhere in this prospectus that are not statements of historical or current fact constitute “forward-looking statements”. For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus beginning on page 10.

OVERVIEW

Dot VN, Inc. (“Dot VN” or the “Company”) was incorporated in the State of Delaware on May 27, 1998, under the name Trincomali Ltd. (“Trincomali”). Over the course of its history, Trincomali underwent additional name changes until becoming renamed Malers, Inc. on April 28, 2005. On June 21, 2006, Malers, Inc. effected a transaction by and among (i) Dot VN, Inc., a California corporation (“Dot VN CA”), (ii) Malers, Inc., a Delaware corporation (“Malers”) and (iii) Malers Acquisition Corp. (“MAC”), a Washington corporation and wholly owned subsidiary of Malers, Inc., the completion of which transaction resulted in (w) Malers being renamed “Dot VN, Inc.” a Delaware corporation; (x) Dot VN CA being renamed “Hi-Tek Multimedia, Inc.” a California corporation; (y) MAC merging with and into “Hi-Tek Multimedia, Inc.” a California corporation there by ending MAC’s corporate existence; and (z) Hi-Tek Multimedia, Inc., a California corporation, becoming a wholly owned subsidiary of Dot VN, Inc. a Delaware corporation.

Dot VN is an Internet and telecommunications company focused on the Vietnamese market. The Company intends to apply the benefits of best of breed technology through strategic partnerships to deploy hardware, software and wireless solutions in Vietnam. In order to maximize the benefits the Company can derive from the technology, the Company also intends:

•	to drive growth in registrations of the Vietnamese ccTLD .vn;

•	to build and operate Internet data centers in major city centers in Vietnam; and

•	to identify, deploy and commercialize best of breed technologies in Vietnam.

Dot VN has secured agreements with the Vietnamese Internet Network Information Center to serve as the only domain name registrar empowered to approve domain names, in real time, online which provides Dot VN with a competitive advantage vis-à-vis other domain name registrars. In addition to its domain registration business, Dot VN is currently in the process of designing and constructing Internet data centers (“IDC” in the singular or “IDCs” in the plural) which will serve as an internal data and telecommunications network within the country of Vietnam and provide services such as web hosting, collocation and disaster recovery services. The data centers will provide hosting and collocation services as well as serve as the basic infrastructure for additional Internet and data technologies such as wireless broad brand connectivity, distance e-learning and e-government projects. The Company has secured additional agreements which will allow it to develop initial data centers in Hanoi, Vietnam and Ho Chi Minh City, Vietnam in the near term and intends to develop additional data centers in Da Nang City, Vietnam and the rest of the Country of Vietnam in the mid to long term. Dot VN will continue to explore and test, and analyze, new and best of breed technology for deployment in Vietnam.

Going Concern

To date the Company has had limited revenues due to the early stage of its efforts to transition into the marketing of its Internet resources. Consequently, the Company has incurred recurring losses from operations. These factors, as well as the risks associated with raising capital through the issuance of equity and/or debt securities creates uncertainty as to the Company’s ability to continue as a going concern.

The Company’s plans to address its going concern issues include:

•
Increasing revenues of its services, specifically its domain names sales, through the development and deployment of an application program interface which the Company anticipates will increase its reseller network and international distribution channels and through direct marketing to existing customers both online, via e-mail and direct mailings;

•	Completion and Operation of the IDCs and revenue derived from the IDC services; and

•	Raising capital through the sale of debt and/or equity securities.

There can be no assurance that the Company will be successful in its efforts to increase revenues, issue debt and/or equity securities for cash or as payment for outstanding obligations. Capital raising efforts may be influenced by factors outside of the control of the Company, including, but not limited to, capital market conditions.

The Company is in various stages of finalizing implementation strategies on a number of services and is actively attempting to market its services nationally in Vietnam. As a result of capital constraints it is uncertain when it will be able to start deploy the application program interface or complete construction of the Internet data centers

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, US GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the policy below as critical to our business operations and understanding of our financial results:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary and present them as one economic entity. All significant intercompany transactions and balances have been eliminated in consolidation as of April 30, 2007 and 2006.

Basis of Accounting

The Company's policy is to use the accrual method of accounting to prepare and present financial statements, which conforms to generally accepted accounting principles ("GAAP') in the United States of America.

Cash and cash equivalent

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” as amended by SAB 101A and 101B and as revised by SAB 104, “Revenue Recognition” and EITF 99-19. Accordingly, we recognize revenue when: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured.

The Company generates revenues from the sale of ccTLD domain names for the government of Vietnam. These revenues consist primarily of registration and renewal fees, which are recorded at net in accordance with EITF 99-19. This revenue is recognized when the domain names are authorized and released to the customer.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company’s financial instruments as of April 30, 2007 and 2006 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, accounts payable, promissory notes, due to related parties, and accrued liabilities.

Equipment

Equipment is carried at cost. Depreciation is computed using a straight-line method over the estimated useful lives of the depreciable property over 5 year. Management evaluates useful lives regularly in order to determine recoverability taking into consideration current technological conditions. Maintenance and repairs are charged to expense as incurred; additions and betterments are capitalized. Upon retirement or disposal of any item of equipment, the cost and related accumulated depreciation of the disposed assets is removed, and any resulting gain or loss is credited or charged to operations.

Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Intangible Property

An intangible asset that is not subject to amortization is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset is its new accounting basis. Subsequent reversal of a previously recognized impairment loss is prohibited.

Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Stock-Based Compensation

The Company records stock-based compensation in accordance with SFAS No. 123R “Share Based Payments”, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued. The adoption of SFAS No. 123R will have a negative impact on our future results of operations.

Segment Information

SFAS No. 131, Segment Information, amends the requirements for companies to report financial and descriptive information about their reportable operating segments. Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by a Company in deciding how to allocate resources and in assessing performance. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company evaluated SFAS No. 131 and determined that the Company intends to operate two operating segments, domain registration and IDC services.

Basic and Diluted Net Loss Per Share

Net loss per share is calculated in accordance with SFAS No. 128, Earnings Per Share for the period presented. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby we used to purchase common stock at the average market price during the period.

The Company has potentially dilutive securities in the form of outstanding stock options and Stock warrants issued to three members of the board of directors, one employee, several past consultants as well as several note holders.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. Actual results could differ from those estimates.

Significant estimates made by management are, among others, realizability of long-lived assets, deferred taxes and stock option valuation. Management reviews its estimates on a quarterly basis and, where necessary, makes adjustments prospectively.

RESULTS OF OPERATIONS

Year ended April 30, 2007 compared to year ended April 30, 2006.

REVENUES

Revenues increased to $1,002,347 for the year ended April 30, 2007 as compared $ 240,831 for the year ended April 30, 2006. This increase is primarily attributable to the release of domain names which customers have previously made reservations for as well as an substantial increase in first time registrants and as well as high percentage of renewals. Mid 2006 the Company was authorized to approve and release domain names at their own discretion rather than having to get approval from VNNIC.

While we continue to market the .vn domain name registration, we need to raise additional working capital to fund additional projects to which we have committed with partner contracts. Accordingly, successful completion of our current projects should enable us to increase revenues in future periods. However, we cannot assure you that we will ever be able to successfully implement our business plan or increase our revenues in future periods.

COST OF REVENUE

For the year ended April 30, 2007, cost of sales was $385,150 compared to $111,316 for the year ended April 30, 2006, an increase of $273,834 or 246%. Gross profit was $617,197 or 61.6% for the year ended April 30,2007 compared to 129,515 or 53.8% for the year ended April 30, 2006. The increase in gross profit was mainly due to the higher volume in sales.

OPERATING EXPENSES

For the year ended April 30, 2007, operating expenses which includes consulting fees, professional fees and other selling, general and administrative, were $15,687,206 compared to $1,210,591 for the year ended April 30, 2006, an increase of $14,476,615 or 1,196%.

The increase in operating expenses was primarily attributable to the following:

•
Consulting fees increased to $280,984 for the year ended April 30, 2007, from $87,255 for the year ended April 30, 2006, an increase of $193,729. The increase in consulting fees is due primarily to compensation issued to consultants. The increase is mostly due to the following services.

•	Assisting in preparing of business and marketing plans, developing contacts with potential customers and suppliers;

•	General management consulting, project management consulting, consulting on business plans, consulting on policies and procedures, and consulting on development of operations manual;

•	Preparing scope of work and drawings for electrical connections in engineering pre-commercial plant, and assessment of overall electrical needs;

•	Accounting services; and

•	Contract and compliance monitoring, and management assistance.

Professional fees increased to $127,593 for the year ended April 30, 2007 as compared to $33,694 for the year ended April 30, 2006, an increase of $93,899 or 279%. This increase is primarily related to an increase in accounting fees and legal fees associated with other general corporate matters.

Option Bonus expenses increased to $13,726,483 for the year ended April 30, 2007 as the Company issued the following stock options:

•
On October 1, 2006, the Company issued 7,200,000 options with an estimated value of $18,718,377 to two officers . The options have an exercise price of $0.50 per share, vest over a three-year period, beginning October 1, 2006 and expire ten years after becoming exercisable. The Company has recorded Option bonuses relating to these options of $ 12,907,637. As of the date of this report, 2,400,000 options have vested and no options had yet been exercised.

•
On October 9, 2006, the Company issued 450,000 options with an estimated value of $ 1,169,892 to a certain officer and an employee. The options have an exercise price of $0.50 per share, vest over a three-year period, beginning October 1, 2006 and expire ten years after becoming exercisable. The Company has recorded Option bonuses relating to these options of $ 818,846. As of the date of this report, 150,000 options have vested and no options had yet been exercised.

General and administrative expenses increased to $1,504,397 for the year ended April 30, 2007 from $1,060,973 for the year ended April 30, 2006, an increase of $443,424 or 42%. General and administrative expenses increased over the last year due to the Companies increased activity across the board as well hiring of additional staff.

Rent expense increased to $36,581 for the year ended April 30, 2007 from $18,260 for year ended April 30, 2006, an increase of $18,260. The increase in rent was attributable to that the Companies sublease was renewed with a new lease.

LOSS FROM OPERATIONS

We reported loss from operations of $15,687,206 for the year ended April 30, 2007 as compared to a loss from operations of $1,210,591 for the year ended April 30, 2006, an increase of $14,476,615 or approximately 1,196%.

Total other expense increased to $1,249,206 for year ended April 30, 2007 as compared to other income of $257,437 for the year ended April 30, 2006. Included in this net increase of $1,249,206 are:

Interest income was $2,604 for the year ended April 30, 2007 as compared to interest income of $0 for the year ended April 30, 2006, an increase of $2,604. The increase was attributable to an increase in cash balances during the year.

An increase of $411,259, or approximately 160%, in interest expense for the year ended April 30, 2007 as compared to year ended April 30, 2006 which reflects an increase in loans payable which have been paid in full, the increase in monies advanced from related parties to keep the Company moving forward, as well as the unpaid salary balance to officers.

The finance expense of $583,112, in was incurred in connection with the February Financing, the Company issued warrants to investors exercisable into 344,465 shares of the Company’s restricted common stock at a per share price of $2.00, with an estimated value of $1,005,237. The warrants have a term of 5 years from the date of issuance. These warrants have been recorded as a discount against the Debentures and will be expensed over the term of the note or upon conversion. Additionally, pursuant to its engagement of Pali Capital, Inc. ,the Company’s placement agent in the February Financing, the Company issued three series of warrants: (i) retainer warrants totaling in the aggregate 250,000 exercisable at a per share price of $0.001, with an estimated value of $712,394; (ii) placement warrants totaling in the aggregate 229,600 exercisable at a per share price of $1.00, with an estimated value of $560,784; and (iii) placement warrants totaling in the aggregate 68,880 exercisable at a per share price of $2.00, with an estimated value of $166,957 (the “Placement Agent Warrants”). The Placement Agent Warrants have a term of 5 years from the date of issuance and will be expensed over the term.

OVERALL

We reported a net loss for the year ended April 30, 2007 of $16,319,215 compared to a net loss for the year ended April 30, 2006 of $1,338,513. This translates to an overall basic and diluted per-share loss available to shareholders of $.69 for the year ended April 30, 2007, compared to basic and diluted per-share loss of $.10 for the year ended April 30, 2006.

LIQUIDITY AND CAPITAL RESOURCES

The Company has financed its operations primarily through the sale of convertible notes, revenue from sales and cash advances from its two executive officers Thomas Johnson and Lee Johnson. The Company anticipates that the proceeds from future sale of equity and/or debt securities (including convertible debt) together with revenues from product sales should be sufficient to finance its operations for the next twelve months. However, there can be no assurance that the Company will be successful in selling equity or securing debt financing, or that there will be sufficient sales or that any combination thereof will be sufficient to meet its capital needs, which, if not met, could result in the Company being unable to continue as a going concern. (See also "PLAN OF OPERATIONS")

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. At April 30, 2007, we had a cash balance of $314,660 and working capital deficit of $3,440,027. Our current assets primarily include $929,982 in prepaid expenses associated with the current portion of the warrants in connection with the February Financing and $115,605 in accounts receivable. During 2007, we have received additional funds under convertible debentures in connection with the February Financing . Additionally, during the years ended April 30, 2007, the Company repaid $461,707 of notes payable. The report of the Company's independent auditors on the financial statements for the year ended April 30, 2007, includes an explanatory paragraph relating to the uncertainty of the Company's ability to continue as a going concern due to recurring losses and the risks associated with raising capital through issuance of equity and/or debt securities.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company does not expect that adoption of SAB No. 108 will have a material effect on its financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The Company currently has no such employee plans and does not expect to ever institute such plans. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

PLAN OF OPERATION FOR THE NEXT 12 MONTHS

We anticipate three major operational events will occur in the next 12 months. They are:

1) The completion of a Application Programming Interface;

2) the construction and commissioning of two Internet Data Centers, and

3) the development of Internet connectivity and infrastructure in other developing markets.

The Company intends to implement a three-phase plan that includes (i) the development of an API; (ii) the construction of two data centers located in Hanoi and Ho Chi Minh City, Vietnam; and (iii) the creation of a wireless network infrastructure. The plan provides revenue-generating opportunities to the Company throughout the development process, and leads to a complete operational demonstration of the technology.

The plan includes:

PHASE I: Q2/Q3 2007 - This phase is in process. During this period, the Company is collaborating with Cerelink, Intel Corporation and Federal Communications Group, Inc. to design the first internet data center located in Hanoi, Vietnam. Additionally, the Company, with its partners Cerelink, Intel and Federal Communications, will identify service providers and contractors in anticipation of the construction of the data center. Concurrent with the design of the data center, Dot VN will collaborate with VNNIC to design and test an API which will allow the Company to substantially increase its reseller network.

PHASE II: Q3/Q4 2007 - During the Company will begin construction of the data center located in Hanoi and begin deployment of the API to reseller network. Dot VN will also begin to design in collaboration with Cerelink, Intel Corporation and Federal Group Communications on the second data center located in Ho Chi Minh City, Vietnam.

PHASE III: Q4 2007 through Q2 2008 - Begin construction of data center located in Ho Chi Minh City, Vietnam. Conduct test of wireless broadband network in urban and rural areas

Subsequent to the successful demonstration of the facility, the Company may elect to solicit standard bank financing and/or other financing methods to secure funding to drive the growth of the Vietnamese ccTLD, construct additional data centers or to expand its wireless network. In conjunction with this, the Company may also elect to enter into joint ventures, licensing, and/or production sharing agreements with other companies to maximize the value of the technologies to the Company’s shareholders. The management’s analysis suggests that following this direction provides the highest potential, lowest risk path to high profits from our new technologies.

Subsequent Events

On May 1, 2007, the Company received a loan from a related party, Hi-Tek, Inc., a California corporation, for $600,000.00. In connection with the receipt of such loan Dot VN executed a promissory note with a term of 6 months. The note shall accrue interest at a rate of 10% per annum from the date execution.

On May 1, 2007, the Company executed an agreement with Cerelink, Inc., a Delaware corporation, to provide the technical design for an Internet data center to be deployed in Hanoi, Vietnam.  The anticipated budget for the design is approximately Eight Hundred and Fifty Thousand Dollars ($850,000.00).  To date, the Company has paid $422,500.

On June 29, 2007, the Company entered into an agreement whereby it acquired certain intellectual property from Business.com.vn, Co. Ltd. (the “Business.com.vn Agreement”). Included within the assets acquired by the Company are the rights to the trademark “Dot VN” in the Country of Vietnam (the “Vietnamese Trademark”). Pursuant to the acquisition of the Vietnamese Trademark, the Company executed a promissory note in the amount of $100,000.00 (the “Business.com.vn Note”). The Business.com.vn Note accrues interest at a rate of 8% per annum and is due 1 year from the date of execution. In addition to the promissory note, the Company issued 285,000 shares to the Business.com.vn pursuant to the terms of the Business.com.vn Agreement.

On August 1, 2007, the Company executed a convertible note to Mr. Thomas Johnson in the amount of $1,989,065.78 for unpaid accrued salary, including interest, through June, 2007 (the “TJ Note”). The TJ Note has a term of 1 year and accrues interest at a rate of 8% per annum. At the election of the holder, the amount due and owing pursuant to such note may be converted in shares of the Company’s common stock at a per share price of $1.43 per share.

On August 1, 2007, the Company executed a convertible note to Mr. Lee Johnson in the amount of $1,989,065.78 for unpaid accrued salary, including interest, through June, 2007 (the “LJ Note”). The LJ Note has a term of 1 year and accrues interest at a rate of 8% per annum. At the election of the holder, the amount due and owing pursuant to such note may be converted in shares of the Company’s common stock at a per share price of $1.43 per share.

On August 7, 2007, the Company issued to Thomas Johnson a total of 116,667 restricted shares as a bonus in accordance with the terms of his employment agreement valued at $210,000.

On August 7, 2007, the Company issued to Lee Johnson a total of 116,667 restricted shares as a bonus in accordance with the terms of his employment agreement valued at $210,000.

On August 7, 2007, the Company issued to Ngoc Anh Ung, Dot VN’s Vice President of Operations and Business Development - Asia, 5,834 shares of the Company’s restricted common stock as a performance bonus valued at $10,500.

On August 7, 2007, Mr. Louis P. Huynh’s employment agreement was approved by the Board of Directors, making him the General Counsel and Corporate Secretary. Pursuant to the terms of the employment agreement, Mr. Huynh shall receive an annual salary of One Hundred Twenty Thousand Dollars ($120,000) and shall receive stock options totaling in the aggregate 200,000 shares; such shares are exercisable, at a per share price of $1.80, into shares of the Company’s common stock (the “Huynh Employment Options”). The Huynh Employment Options shall vest at a rate of 66,666 on October 9, 2007 2008 and 2009, respectively and have a term of ten years from the date of vesting. In addition to the Huynh Employment Options, Mr. Huynh was granted 19,445 restricted shares of the Company’s common stock pursuant to the terms of his employment agreement valued at 35,000. Mr. Huynh is also eligible to receive additional equity and cash bonuses in connection with the successful performance of his duties.

As General Counsel and Corporate Secretary, Mr. Huynh shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination. As a director of the Company, he shall serve until the earlier of (i) his resignation, (ii) election of his successor or (iii) his removal by the shareholders of the Company. Mr. Huynh also currently serves as a member of the Company’s board of directors.

On August 7, 2007, the Company issued 350,000 options to certain officers and employees. The options have an exercise price of $1.80 per share, vest over a three-year period, beginning August 7, 2007 and expire ten years after becoming exercisable. As of the date of this report, 116,666 options have vested and no options had yet been exercised.

THE BUSINESS

The Company

Dot VN, Inc. is an Internet and telecommunications company focused on the Vietnamese market. The Company intends to apply the benefits of best of breed technology through strategic partnerships to deploy hardware, software and wireless solutions in Vietnam. In order to maximize the benefits the Company can derive from the technology, the Company also intends:

•	to drive growth in registrations of the Vietnamese ccTLD .vn;

•	to build and operate internet data centers in major city centers in Vietnam; and

•	to identify, deploy and commercialize best of breed technologies in Vietnam.

Dot VN has entered into agreements with the Vietnamese Internet Network Information Center to serve as the only domain name registrar empowered to approve domain names, in real time online. In addition to its domain registration business, Dot VN is currently in the process of designing and constructing internet data centers meeting Tier III redundancy standards which will serve as a internal data and telecommunications network within the country of Vietnam and provide services such as web hosting, collocation and disaster recovery services. The data centers will provide hosting and collocation services as well as serve as the basic infrastructure for additional internet and data technologies such as wireless broad brand, distance e-learning and e-government projects. The Company has entered into agreements which will allow it to develop an initial data center in Hanoi, Vietnam in the near term and intends to develop additional data centers in Ho Chi Minh City, Vietnam and Da Nang City, Vietnam in the mid to long term. Dot VN will continue to explore and test, and analyze, new best of breed technology for deployment in Vietnam.

The Company believes that the greatest single barrier to commercial acceptance of data center services is the lack of operational data centers in Vietnam. The Company believes that a demonstration will allow potential clients to fairly evaluate the necessity and value of our technology in comparison to existing technology. It will also allow a broader range of clients to evaluate the Company’s technology and services. Therefore, Dot VN’s immediate mission is to acquire adequate funding to design and to construct a data center in Vietnam meeting Tier III redundancy standards. This facility will showcase the operating, financial, and scientific parameters of the Company’s technologies.

The Company intends to implement a three-phase plan that includes (i) the development of an API; (ii) the construction of two data centers located in Hanoi and Ho Chi Minh City, Vietnam; and (iii) the creation of a wireless network infrastructure. The plan provides revenue-generating opportunities to the Company throughout the development process, and leads to a complete operational demonstration of the technology.

The plan includes:

PHASE I: Q2/Q3 2007 - This phase is in process. During this period, the Company is collaborating with Cerelink, Intel Corporation and Federal Communications Group, Inc. to design the first internet data center located in Hanoi, Vietnam. Additionally, the Company, with its partners Cerelink, Intel and Federal Communications, will identify service providers and contractors in anticipation of the construction of the data center. Concurrent with the design of the data center, Dot VN will collaborate with VNNIC to design and test an API which will allow the Company to substantially increase its reseller network.

PHASE II: Q3/Q4 2007 - During the Company will begin construction of the data center located in Hanoi and begin deployment of the API to reseller network. Dot VN will also begin to design in collaboration with Cerelink, Intel Corporation and Federal Group Communications on the second data center located in Ho Chi Minh City, Vietnam.

PHASE III: Q4 2007 through Q2 2008 - Begin construction of data center located in Ho Chi Minh City, Vietnam. Conduct test of wireless broadband network in urban and rural areas

Subsequent to the successful demonstration of the facility, the Company may elect to solicit standard bank financing and/or other financing methods to secure funding to drive the growth of the Vietnamese ccTLD, construct additional data centers or to expand its wireless network. In conjunction with this, the Company may also elect to enter into joint ventures, licensing, and/or production sharing agreements with other companies to maximize the value of the technologies to the Company’s shareholders. The management’s analysis suggests that following this direction provides the highest potential, lowest risk path to high profits from our new technologies.

 Proposed Operations

Dot VN, Inc. intends to deploy a leading-edge infrastructure and application solutions capable of providing clients in Vietnam a turn-key technology solution. First, Dot VN plans to continue to drive registration of the Vietnamese ccTLD, .vn, through the deployment of a API which we believe will significantly increase our reseller network, thereby making registrations more accessible to potential clients worldwide. Second, Dot VN expects that the Internet Data Centers will provide customers both in Vietnam and worldwide with hosting, collocation, and disaster recovery services in a secure environment. The Internet Data Center services are designed provide Dot VN’s clients with a stable reliable and secure network certified by the Uptime Institute. Finally, building on the foundation created by the Internet Data Centers, Dot VN intends to deploy a wireless network infrastructure which will allow Dot VN’s clients a secure and reliable means of connecting to the Data Centers as well as allow local ISPs to provide high speed broadband connectivity to consumers.

Creating a World Class Data and Telecommunications Infrastructure

An Internet Data Center is a facility used to house mission critical computer systems and associated components. It generally includes environmental controls (air conditioning, fire suppression, etc.), redundant/backup power supplies, redundant Internet connections and high security. As the name implies, an Internet data center is usually maintained by an organization for the purpose of handling the data necessary for its operations. A bank, for example, may have an Internet data center where all its customers' account information is maintained and transactions involving this data are carried out. In the United States, practically every company that is mid-sized or larger has some kind of Internet data center, and the larger companies often have multiple centers. Most large cities have many purpose-built Internet data center buildings in secure locations close to telecommunications services. Most collocation centers and Internet peering points are located in these kinds of facilities.

Communications in Internet data centers today are most often based on networks running the IP protocol suite. Internet data centers contain a set of routers and switches that transport traffic between the servers and to the outside world. Redundancy is sometimes provided by getting the network connections from multiple vendors.

Some of the servers at the Internet data center are used for running the basic Internet and intranet services needed by internal users in the organization: email servers, proxy servers, and DNS servers. Network security elements are also usually deployed: firewalls, VPN gateways, Intrusion detection systems, etc. Also common are monitoring systems for the network and some of the applications.

In 1995, The Uptime Institute® developed a standardized system for “rating” data centers, based on tier classifications. There are 4 classifications, which are based on the design attributes of the center, which attributes directly affect amount of time the system is up and running. Tier I is the least sophisticated (with the most downtime), and Tier IV is the most sophisticated (with the least downtime)

Under Uptime Institute® standards, the annual amount of a data center’s “downtime” for each tier is approximately as follows:

Tier I	28.8 hours/year
Tier II	22.0 hours/year
Tier III	1.6 hours/year
Tier IV	0.8 hours/year

While Vietnam’s economic growth and especially the increase in Internet usage is explosive, it is the Company’s understanding that there are currently no Internet Data Centers in the country meeting Tier III redundancy standards. In fact, the Government of Vietnam lacks any kind of Tier III Internet Data Center, thus presenting a unique marketing opportunity.

Our strategy is to build a series of data centers, starting in Hanoi and Ho Chi Minh City, providing our customers with highly specialized Internet applications and management services from each data center, while capturing the benefits of centralized infrastructure and staffing. Given the relatively nascent nature of business technology solutions in Vietnam, Dot VN will leverage its domain registration services to offer customers additional data center services. These state-of-the-art data centers will incorporate technically sophisticated components to meet the rigorous Tier III redundancy standards. The components used in the data centers are expected to incorporate Cisco redundant core routers, Cisco redundant core switching hubs and secure, virtual local area networks. The infrastructure hardware, networking and software products are expected come from industry leaders such as Intel, Cisco Systems, and HP.

Our strategic partners in the design and construction of the IDC project include:

Federal Communications Group (“FCG”) (www.Fedcomm.com) is a leading provider of communications infrastructure systems, headquartered in Tempe, Arizona, with branch offices located in Salt Lake City, Utah and Albuquerque, New Mexico. Federal Communications Group specializes in the design and implementation of communications systems for Data Center applications, excelling in the Data Center environment where quality of work and adherence to schedules are critical. FCG's extensive resources can be deployed to meet even the most aggressive implementation schedule. Through partnerships with industry leading manufacturers, FCG offers certified solutions that are warranted by the manufacturer for up to 25 years.

Cerelink® (www.Cerelink.com) is a worldwide technical solutions company founded by former Intel® managers in 2004. Cerelink® has full time operations in the US and Europe. Cerelink’s corporate mission is to find innovative uses of technology that create positive social impacts. Cerelink partners with educational institutions, governments, healthcare companies, and private businesses to create unique technical solutions that can eventually be replicated throughout the world. Their technical team has successfully completed several projects that have included implementing the first wireless broadband school in Costa Rica and the first wireless broadband hospital in Italy. Some of Cerelink’s current contracts include the creation of a city-wide wireless (WiFi/WiMax) telecommunications infrastructure providing voice and data services in Kampala, Uganda and the implementation of a high-tech sports arena in New Mexico.

Intel Corporation (www.Intel.com) is a world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Intel consistently has expanded the limits of innovation in order to increase life’s excitement, making it more fulfilling and easier to manage. Intel’s strong and steady commitment to moving technology forward has changed the whole world in many ways. The company inspires and helps develop partners, new innovative products and services and encourage the industry to back up and support new products and drive industry standards higher.

Facility Specifications

Each data center will be designed to have fully redundant capacity components for onsite Infrastructure, and will feature redundant capacity components and multiple redundant distribution paths serving the site’s computer equipment. Generally only one distribution path serves the computer equipment at a time. This real-time redundancy allows for continued operation during a problem of any sort.

Through redundancy, the centers will allow each and every capacity component and element of the distribution paths to be removed from service on a planned basis without causing any of the other computer equipment to be shut down. This allows for regular maintenance without required downtime, and we therefore anticipate our estimated downtime will be less than .001 percent. Operational continuity will provide for the ability of infrastructure maintenance to be performed by using the redundant capacity components and distribution paths to safely work on the remaining equipment.

In order to assure concurrent maintainability of the critical power distribution system between the UPS and the computer equipment, all hardware will either have dual power source input or point-of-use switches incorporated.

We anticipate that the facilities will feature:

•
Multi-layered security architecture, 24/7 human security and monitoring. Environmental Controls including redundant air conditioning units. Fire suppression will be provided by FM200, with 24/7 monitoring of all systems.

•	Constantly Monitored Facility: fail-safe cooling and power monitoring systems ensure the environment inside the facility is always optimal for peak equipment performance.

•	On-Site Facility Security: the facilities will be equipped with video cameras with motion sensors. Our security team will monitor your technology assets around the clock.

•	Security Scanners: The latest in security technology to ensure that only those with the proper privileges can access the centers.

•	Escorted Access Only: vital servers will remain locked at all times. Visitors and customers will always be escorted by staff personnel.

•
Video Surveillance & Electronic Motion Sensors - Our surveillance systems will provide continuous and comprehensive observation. We shall detect and record who accesses each room and cabinet, ensuring unparalleled protection against tampering.

•	Raised Floors: modular floors are raised to allow network and power cable trays and other services to pass underneath, protecting and providing access to critical wiring.

•
Systems Monitoring: proprietary technology will be employed to monitor all mission critical systems. Events such as ICMP loss, ICMP latency or network or power loss are immediately detected and proactively corrected.

•	Early Warning Smoke Detection & Fire Suppression Systems: top-of-the-line early warning smoke detectors and a gas-based fire suppression system will be utilized throughout the data center.

•
Direct Connection to the Internet: the facilities will be wired with Gigabit Ethernet connections with multiple redundant backbone carriers, and will be located in a facility which has hundreds of pairs of fiber optic connections, thus enabling us to scale up the bandwidth anytime.

•	Remote Access: Customers will be offered a multitude of remote services including rebooting.

•	Secure Server Racks: server racks will be specifically designed for our data centers and will remain stable in any condition.

•	Uninterruptible Power Systems (UPS): reliable power supply with UPS which will be connected to a redundant generator system, and power storage system. Servers will always remain powered.

As business use of the Internet grows in Vietnam, we believe competitive pressures in a rapidly evolving global economy will lead those businesses to identify and deploy increasingly sophisticated Internet applications and data recovery tools. These new applications will permit businesses to:

•	Engage in business-to-business and business-to-consumer e-commerce;

•	Enhance business sales efforts through Web-based technologies such as ad-serving and streaming;

•	Build and enhance customer relationships by providing Internet-based customer service and technical support; and

•	Communicate and conduct business more rapidly and cost-effectively with customers, suppliers and employees worldwide.

As a result, the growth of business websites and Internet applications has created a strong demand for specialized information technology support and application expertise. However, in many instances, small or unsophisticated businesses have chosen to outsource Internet application development, implementation and support, particularly the hosting and management of their websites and Internet applications. The growth in outsourced hosting and management of websites and Internet applications is driven by a number of factors, including:

•	the desire of businesses to improve the reliability, availability and overall performance of their websites and Internet applications as those applications increase in complexity and importance;

•	the desire of businesses to reduce time to market;

•	the challenges faced by businesses in hiring, training and retaining application engineers and information technology employees with Internet expertise;

•	the increased costs associated with developing and maintaining business networks and software applications; and

•	deployment risk and the risk of technological obsolescence as they attempt to capitalize on leading-edge technologies.

The Need for Providers of Enhanced, Integrated Hosting and Application Management Services

Many businesses have outsourced hosting and management of their websites and Internet applications. However, many website hosting providers lack the requisite expertise to implement and manage increasingly sophisticated Internet applications. Moreover, many of these providers lack the scalable capacity, high-speed connectivity, monitoring capabilities and level of reliability and availability which businesses demand. System integrators and turnkey application developers often have the requisite expertise and resources to supply businesses with highly customized application solutions, but these solutions are expensive and time consuming to implement. Some businesses attempt to reduce cost and shorten time to deployment by utilizing multiple vendors, each of which provides only a partial solution. This has created significant opportunity for an application service provider which can offer website and Internet application deployment, configuration, hosting, management and support. Dot VN will seek to integrate website and Internet application deployment, configuration, hosting, management and support in to a unified service package for clients in Vietnam, the Asia-Pacific region and worldwide.

 The Company believes that the completion of the internet data centers and the deployment of the wireless network will generate significant cash flow throughout our technology development and deployment stage and thus mitigate investor risk. The Company also believes that with the right combination of resources it can become one of the highest profit margin producers in Vietnam.

Higher Level Service

We anticipate providing a full array of integrated, scalable website and Internet application hosting and management services that can be deployed in a cost-effective and rapid manner. Our Internet application service offerings will allow customers to outsource the deployment, configuration, hosting, management and support of websites and Internet applications. Additionally, our offer of enhanced management services, beyond basic co-location services, will allow us to meet the expanding needs of businesses as their websites and Internet applications become more complex.

Key components of our services include:

•	Cost-Effective Application Services

The scalable nature of our infrastructure, the repeatability of our Internet application services and our hosting and management expertise allow us to provide our customers with website and Internet application hosting and management services on a cost-effective basis. We believe that our customers would otherwise be required to make significant expenditures to replicate our performance, reliability and expertise either internally or by using outside vendors.

•	Rapid Deployment

We will offer our customers the ability to rapidly deploy Internet applications, often in a matter of weeks, instead of months. We believe that we can deploy sophisticated Internet applications much more rapidly than businesses can deploy the same applications in-house. Moreover, our Internet application solutions can be deployed more rapidly than highly customized applications. This is crucial as our customers develop a Web presence and need to have their websites and Internet applications online as quickly as possible.

•	High-Performance, World-Class Infrastructure

Our infrastructure will be designed to meet the more demanding technical requirements of sophisticated websites and Internet applications and to provide capacity ahead of customer demand. We believe that this approach to capacity facilitates the high-speed data transmission, reliability and availability which our customers' websites and Internet applications demand. In addition, our direct private transit Internet connections to major Internet backbone providers increase reliability and download speeds and differentiate our network infrastructure from that of most of our competitors. Our high-performance infrastructure together with our trained and experienced staff enable us to offer levels of service which are backed by levels of expertise and technical know-how we believe to be among the highest in the industry.

•	Service Level Guarantees

The combination of our state-of-the-art infrastructure, our customer-focused operations group and our hosting and management expertise will enable us to offer our customers service levels backed by guarantees that we believe are among the highest and most comprehensive in the industry. For example, by utilizing Tier III redundancy, we intend to provide our customers 99.98% uptime for network segments, our facility and facility components, unsurpassed in Vietnam.

•	Network Security

Our networks will incorporate host-based security with back-end firewalls and router access control lists, as well as cutting edge security and authentication. In addition to these physical security measures, our security policy will include comprehensive employee training governing all facets of our business and guidelines, and tightly control access to information housed in our network system.

•	Network Operations Centers.

Each Dot VN data center will have its own network operations center on site. Each network operations center will be fully staffed 24-hours-a-day, seven-days-a-week, 365 days a year, with Windows NT, UNIX, application and support personnel. Network operations centers will perform first-level problem identification and resolution, which will be designed to provide our network engineers and support personnel real-time notification of system errors and procedures to rapidly resolving any technical issues that arise. Network management and monitoring tools will continuously monitor the network and server performance.

Competition

The markets for domain name registration and Web-based services are intensely competitive and rapidly evolving. We expect competition to increase in the foreseeable future as new competitors enter the market and as our existing competitors expand their service offerings. However, in the near term, Dot VN has entered into an agreement approved by VNNIC to be the sole registrar authorized to register and approve domain name registrations. Dot VN’s network is directly connected to VNNICs root server allowing us to register and approve domain name registrations, independent of VNNIC and provide services such as Whois, which no other registrar can provide. Our current competitors include domain name registrars, independent software companies, website design firms, website hosting companies, Internet service providers, Internet portals and search engine companies. Many of these competitors, and in particular Google, Microsoft and Yahoo!, have greater resources, brand recognition and consumer awareness, and larger customer bases than we have.

Our current principal competitors include:

•	companies focusing on worldwide domain name registration, including, eNom , Melbourne IT, Network Solutions, Register.com, EuroDNS, and Schlund

•	companies focusing on domain name registration in Vietnam, including FPT, Netsoft, PA Vietnam, VDC, ESC, MATBAO, Netnam, GLTEC, Viettel, SAIGONNET, PTC (BDDN), QINETICS and BD Khánh Hòa;

•	companies competing with us primarily in the area of website hosting services, including 1&1 Internet (a division of United Internet) and Web.com (formerly known as Interland);

•
companies competing with us in the area of SSL certification services, including GeoTrust, Thawte and VeriSign; and diversified Internet companies, including Google, Microsoft and Yahoo that currently offer, or may in the future offer, a broad array of Web-based products and services, including domain name registration, website hosting and other products and services targeted at helping individuals and small businesses gain an online presence;

•	companies competing in the data center sector including: VinaData.

We believe the principal competitive factors in selling domain name registrations, website hosting services and on-demand services to individuals and businesses include the following:

•	flexibility, variety, quality and functionality of service offerings;

•	brand name and reputation;

•	price;

•	quality and responsiveness of customer support and service;

•	ease of use, implementation and maintenance of service offerings; and

•	reliability and security of service offerings.

 Employees

As of September 17, 2007, we have 15 full-time employees. We also employ outside consultants from time to time to provide various services. The Company may in the future hire executive officers, administrative employees and independent contractors, as it deems necessary. None of our employees are represented by a labor union. We consider our employee relations to be good.
Properties

We currently lease offices located at 9449 Balboa Avenue, Suite 114, San Diego, CA 92123 and such offices serve as our corporate headquarters. We believe that this space is adequate for our current needs.
LEGAL PROCEEDINGS

From time to time, we may become involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we are not a party to any legal proceedings.
MANAGEMENT
Executive Officers and Directors

The following table sets forth specific information regarding our executive officers and directors as of September 17, 2007.

Name	Age	Position
Thomas Johnson	47	Chairman of the Board and Chief Executive Officer
Dr. Lee Johnson	49	President, Chief Technology Officer and Director
Louis P. Huynh	30	General Counsel, Corporate Secretary and Director

  Mr. Thomas Johnson and Dr. Lee Johnson are brothers, other than that, there are no family relationships among any of the Directors or executive officers of the Company.

Set forth below is a brief description of the background and business experience of each of the Company’s existing Directors and executive officers for the past five (5) years:

Mr. Thomas Johnson
Title: Chairman, CEO, Chief Financial Officer

Mr. Johnson graduated from the University of California, San Diego (UCSD) in 1985. He was a Senior Coder / Programmer at Scripps Institution of Oceanography for over 4 years. From 1985 - 1994, he worked as Director of Manufacturing for some of San Diego's biotechnology and pharmaceutical companies, such as, Gen-Probe, Telios Pharmaceuticals and Chromagen. In April 1994, he co-founded HI-TEK, Inc., a private award-winning California multimedia/internet company specializing in the development and production of interactive CD-ROMs / DVDs and web sites for the travel, golf, and tourism and hospitality industries. Currently, HI-TEK has over 40 employees with offices located in Vietnam, Mexico and the United States. From 1997 - 1998, he was a Director for Traveler's Aid, a non-profit organization assisting and aiding travelers with free travel information at numerous international airports. From March 1999 to present, Mr. Johnson’s has been a technology and marketing consultant to the Secretary of Tourism for the Government of Baja California, Mexico.

Dr. Lee Johnson
Title: President, Director

Dr. Lee Johnson is a graduate of the University of Saigon, Vietnam, with graduate degrees in Mathematics and Computer Science. In 1992, Dr. Johnson co-founded Dot VN. He worked with IBM as a Software Design Engineer for approximately 3 years. He has also taught classes in multimedia design and development. At Dot VN, Dr. Johnson is principally responsible for forming alliances with the Vietnamese government, and has traveled extensively to and within Vietnam in the past several years. He is currently working with the Vietnamese government and has positioned DOT VN as the country's global marketing agent. Recently, Lee Johnson was chosen by Vietnam’s Ministry of Post and Telematics (“MPT”) as the recipient of “The Individual Who Most Contributed to the Growth of Vietnam’s Internet for 2006 Award”.

Mr. Louis P. Huynh
Title: General Counsel, Corporate Secretary and Director

Louis Huynh graduated with distinction from the University of Washington with a Bachelor of Arts in Political Science and received his law degree from the University of Virginia School of Law. Mr. Huynh is admitted to practice in New York. Prior to joining the Company, Mr. Huynh was an attorney practicing law with The Otto Law Group, PLLC, where he focused his practice on corporate finance, corporate governance, mergers & acquisitions and corporate litigation. Prior to entering private practice, Mr. Huynh served as legal counsel to Viet Wah Trading, Inc. (“VWT”), where he provided legal advice to and representation to several major Vietnamese manufacturers, consulted with foreign clients to ensure compliance with regulations of the United States Food and Drug Administration and advised VWT’s Chief Executive Officer regarding leasing contracts, COBRA compliance and banking.

Limitations on Directors’ Liabilities and Indemnification

Our Articles of Incorporation, as amended and restated, provides that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty unless the breach related to acts or omissions involving intentional misconduct, fraud, or a knowing violation of law. Each of our directors will be liable under Delaware law for breach of the director’s duty of loyalty to us for acts or omissions that are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This limitation of liability also does not apply to our directors’ liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relieve or rescission.

Our Articles of Incorporation and Bylaws provide that we may indemnify our directors and officers to the fullest extent permitted by Delaware law. Such right of indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by our articles of incorporation shall not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by our articles of incorporation, by any agreement, by vote of our stockholders, by resolution of our directors, by provision of law or otherwise. We have also secured liability insurance on behalf of our directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our shares of voting stock as of September 17, 2007 by: (i) each person who is known by us to beneficially own more than 5% of the issued and outstanding shares of common stock; (ii) the Chairman and President; (iii) the directors; and (iv) all of the executive officers and directors as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner(1) (2)	No. of shares	Percentage(3)
Thomas Johnson, Chairman and Chief Executive Officer(4)	12,843,735	27.96%
Lee Johnson, President and Director (5)	11,932,485	25.98%
Louis P. Huynh, General Counsel, Corp Secretary and Director (6)	341,111	0.75%
All officers and directors as a group (3 persons)	25,122,331	54.69%

(1) Unless otherwise noted, the address of each person or entity listed is c/o Dot VN, Inc., 9449 Balboa Avenue, Suite 114, San Diego, CA 92123.

(2) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities that are currently exercisable or exercisable within 60 days of September 17, 2007, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3) Based on (i) 26,729,359 shares of common stock; (ii) 7,495,731 shares of common stock underlying convertible debentures; (iii) 6,494,081 shares of common stock underlying warrants; and (iv) 5,216,666 shares issuable pursuant to employee stock options on September 17, 2007.

(4) Includes options to purchase (i) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2016, (ii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2017, but does not include (iii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2018. Also, does not includes a convertible note to purchase 2,327,068 shares of common stock, at an exercise price of $1.43 per share, until July 2, 2009.

(5) Includes options to purchase (i) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2016, (ii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2017, but does not include (iii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2018. Also, does not includes a convertible note to purchase 2,327,068 shares of common stock, at an exercise price of $1.43 per share, until July 2, 2009

(6) Includes options to purchase (i) 100,000 shares of common stock, at an exercise price of $0.50 per share, until October 9, 2016, (ii) 100,000 shares of common stock, at an exercise price of $0.50 per share, until October 9, 2017, (iii) 66,666 shares of common stock, at an exercise price of $1.80 per share until August 1, 2017 but does not include (iv), 100,000 shares of common stock, at an exercise price of $0.50 per share, until October 9, 2018, (v) 66,667 shares of common stock, at an exercise price of $1.80 per share, until August 7, 2018, and (vi) 66,667 shares of common stock, at an exercise price of $1.80 per share, until August 1, 2019.

EXECUTIVE COMPENSATION

The following tables set forth certain information about compensation paid, earned or accrued for services by our Chief Executive Officer and all other executive officers (collectively, the “Named Executive Officers”) in the fiscal year ended April 30, 2007, 2006 and 2005:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) *	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Thomas Johnson, Chairman of the Board and Chief Executive Officer (1)	2007 2006 2005	360,000 360,000 360,000	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	360,000 360,000 360,000
Dr. Lee Johnson, President and Director (2)	2007 2006 2005	360,000 360,000 360,000	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	360,000 360,000 360,000
Louis P. Huynh, General Counsel, Corporate Secretary and Director (3)	2007 2006 2005	35,000 -0- -0-	-0- -0- -0-	60,000 -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	65,000 -0- -0-

* Based upon the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“FAS”) No. 123R, Share Based Payment.  Our policy and assumptions made in valuation of share based payments are contained in Note 7 to our financial statements for the year ended April 30, 2007.

(1) Thomas Johnson has served as Chairman of the Board and Chief Executive Officer since July 18, 2006. Does not include options to purchase (i) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2016, (ii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2017, and (iii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2018. Also, does not include a warrant to purchase 2,327,068 shares of common stock, at an exercise price of $1.43 per share, until July 2, 2009.

(2) Lee Johnson has served as President and Director Since July 18, 2006. Does not include options to purchase (i) 1,200,000 shares of common stock, at an exercise price of $0.50 per share until August 1, 2016, (ii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2017, and (iii) 1,200,000 shares of common stock, at an exercise price of $0.50 per share, until August 1, 2018. Also, does not include a warrant to purchase 2,327,068 shares of common stock, at an exercise price of $1.43 per share, until July 2, 2009.

(3) Mr. Huynh has served as General Counsel since October 9, 2006 and as a Director since November 20, 2006. He has served as Corporate Secretary since August 7, 2007. Does not include options to purchase (i) 100,000 shares of common stock, at an exercise price of $0.50 per share, until October 9, 2016, (ii) 100,000 shares of common stock, at an exercise price of $0.50 per share, until October 9, 2017, (iii) 100,000 shares of common stock, at an exercise price of $0.50 per share, until October 9, 2018, (iv) 66,666 shares of common stock, at an exercise price of $1.80 per share until August 1, 2016, (v) 66,667 shares of common stock, at an exercise price of $1.80 per share, until August 7, 2018, and (vi) 66,667 shares of common stock, at an exercise price of $1.80 per share, until August 1, 2019.

Employment Agreements

On October 9, 2006, the Board of Directors approved an employment agreement for Thomas Johnson to serve as Chief Executive Officer of our Company, which will continue indefinitely unless terminated as provided in the agreement. Mr. Johnson was awarded an annual salary of $360,000, but agreed to defer any such amount until our company has received not less than $10,000,000 of financing from either the sale of securities, or in connection with a significant joint venture or strategic alliance. In lieu of payment of his deferred salary, Mr. Johnson has accrued his salary until such time as the Company the financing requirement has been met.

On October 9, 2006, the Board of Directors approved an employment agreement for Lee Johnson to serve as President and Chief Technical Officer of our Company, which will continue indefinitely unless terminated as provided in the agreement. Mr. Lee Johnson was awarded an annual salary of $360,000, but agreed to defer any such amount until our company has received not less than $10,000,000 of financing from either the sale of securities, or in connection with a significant joint venture or strategic alliance. In lieu of payment of his deferred salary, Mr. Lee Johnson has accrued his salary until such time as the Company the financing requirement has been met.

On August 7, 2007, the Board of Directors approved an employment agreement for Louis Huynh, to serve the General Counsel and Corporate Secretary. Pursuant to the terms of the employment agreement, Mr. Huynh shall receive an annual salary of $120,000 and shall receive stock options totaling in the aggregate 200,000 shares; such shares are exercisable, at a per share price of $1.80, into shares of the Company’s common stock (the “Huynh Employment Options”). The Huynh Employment Options shall vest at a rate of 66,666 on October 9, 2007, 2008 and 2009, respectively and have a term of ten years from the date of vesting. In addition to the Huynh Employment Options, Mr, Huynh was granted 19,445 restricted shares of the Company’s common stock pursuant to the terms of his employment agreement valued at $35,000. Mr. Huynh is also eligible to receive additional equity and cash bonuses in connection with the successful performance of his duties.

Additionally, we have employment agreements with certain key employees and we require each of our employees to execute confidentiality, assignment of intellectual property and non-disclosure agreements with respect to all technical aspects of our business, and to agree to assign to our company all inventions, research and technical data developed by them during the course of their employment.

Other Compensation

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of our company in the event of retirement at normal retirement date as there was no existing plan as of April 30, 2007 provided for or contributed to by our company.

Director Compensation

The following table sets forth director compensation as of April 30, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) *	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas Johnson (1)	2007 2006 2005	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-
Dr. Lee Johnson, (2)	2007 2006 2005	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-
Louis P. Huynh, (3)	2007 2006 2005	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-

* Based upon the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“FAS”) No. 123R, Share Based Payment.  Our policy and assumptions made in valuation of share based payments are contained in Note 7 to our financial statements for the year ended April 30, 2007.

(1) Thomas Johnson has served as a Director since July 18, 2006.

(2) Dr. Lee Johnson has served as a Director since July 18, 2006.

(3) Mr. Huynh has served a Director since November 20, 2006.

The compensation of each of our directors who is also an executive of the Company is furnished in the Summary Compensation Table above.

Directors of our company who are also employees do not receive cash compensation for their services as directors or members of the committees of the board of directors.  All directors may be reimbursed for their reasonable expenses incurred in connection with attending meetings of the board of directors or management committees.

On August 7, 2007, we issued shares of our common stock to our officers and directors, or their nominees, as follows:

Thomas Johnson	116,667 shares
Lee Johnson	116,667 shares
Louis P. Huynh	19,445 shares

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock awards held by the Named Executive Officers as of April 30, 2007:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas Johnson(1)	1,200,000 1,200,000 1,200,000	-0-	-0-	$ $ $	0.50 0.50 0.50	8/1/2016 8/1/2017 8/1/2017	-0-	-0-	-0-	-0-
Lee Johnson(1)	1,200,000 1,200,000 1,200,000	-0-	-0-	$ $ $	0.50 0.50 0.50	8/1/2016 8/1/2017 8/1/2018	-0-	-0-	-0-	-0-
Louis P. Huynh	100,000 100,000 100,000 66,666 66,667 66,667	-0-	-0-	$ $ $ $ $ $	0.50 0.50 0.50 1.80 1.80 1.80	10/9/2016 10/9/2017 10/9/2018 8/7/1017 8/7/2018 8/7/2019	-0-	-0-	-0-	-0-

(1) Does not include a convertible note, currently exercisable, to purchase 2,327,068 shares of common stock, at an exercise price of $1.43 per share, until July 2, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 2, 2006, the Company issued to Thomas Johnson, 4,000,000 shares of the Company’s restricted common stock in a partial settlement of debt owed to Mr. Johnson. The value of the debt retired was approximately $40,000.00.

On August 3, 2006, the Company issued to Lee Johnson, 4,000,000 shares of the Company’s restricted common stock in a partial settlement of debt owed to Mr. Johnson. The value of the debt retired was approximately $40,000.00.

On August 1, 2007, the Company executed a convertible note to Thomas Johnson in the amount of $1,989,065.78 for unpaid accrued salary, including interest, through June, 2007. The Note has a term of 1 year and accrues interest at a rate of 8% per annum. At the election of the holder, the amount due and owing pursuant to such note may be converted in shares of the Company’s common stock at a per share price of $1.43 per share.

On August 1, 2007, the Company executed a convertible note to Dr. Lee Johnson in the amount of $1,989,065.78 for unpaid accrued salary, including interest, through June, 2007. The Note has a term of 1 year and accrues interest at a rate of 8% per annum. At the election of the holder, the amount due and owing pursuant to such note may be converted in shares of the Company’s common stock at a per share price of $1.43 per share.

On October 16, 2006, the Company entered into an agreement whereby it acquired certain intellectual property from HI-TEK, a California corporation. Included within the assets acquired by the Company are the rights to the trademark “Dot VN” in the United States (the “Dot VN US Trademark”). Pursuant to the acquisition of the Dot VN US Trademark, the Company executed a convertible promissory note in the amount of $360,000.00 (the “Hi-Tek Convertible Note”). The Hi-Tek Convertible Note, at the election of the holder, may convert the balance due and owing at the time of conversion into restricted shares of the Company’s common stock at a per share price of $1.00 per share. The Hi-Tek Convertible Note accrues interest at a rate of 10% per annum and is due 2 years from the date of execution. Thomas Johnson served as CEO and as a director of HI-TEK from November 2, 2003 until his resignation August 8, 2007. Lee Johnson served as Secretary and as a director of HI-TEK from November 2, 2003 until his resignation August 8, 2007. Neither Thomas Johnson nor Lee Johnson either directly or beneficially own any shares of HI-TEK. The transaction was on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

SELLING SHAREHOLDERS

The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling shareholders named below and as adjusted to give effect to the sale of the shares offered by this prospectus. The information in the table below is current as of the date of this prospectus. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

This is an offering of up to 20,219,944 shares of our common stock, including:

•	16,421,863 shares of common stock owned by the selling shareholders;

•	1,394,081 shares of common stock that may be issued upon exercise of warrants until January 31, 2010 at $2.00 per share; and

•	2,404,000 shares of common stock that may be issued upon the conversion of convertible debentures until December 18, 2004 at $1.00 per share.

We will not receive any proceeds from the sale of the shares by the selling stockholders. We would, however, receive:

•
$ 2,404,000 in proceeds upon exercise of the conversion of convertible debentures, assuming all of the convertible debentures are converted. The selling stockholders may exercise the convertible debentures in their sole and absolute discretion. We cannot assure you that the convertible debentures will be converted.

•
$ 2,308,812 in proceeds upon exercise of the outstanding warrants, assuming warrants for approximately 500,000 shares were exercised on or before July 18, 2008; warrants for approximately 430,000 shares were exercised on or before January 31, 2012, and warrants for approximately 464,081 shares were exercised on or before February 9, 2012. The selling stockholders may exercise the warrants in their sole and absolute discretion. We cannot assure you that the warrants will be exercised.

The shares issued to the selling stockholders are “restricted” shares under applicable federal and state securities laws and are being registered to give the selling stockholders the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares on the Pink Sheets, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

In February 9, 2007, we closed on a financing transaction with certain private investors and received a total of $1,148,213 from the issuance of certain debentures which may be converted into 2,404,000 shares of the Company’s common stock at a conversion price of $1.00 per share and warrants which upon exercise will allow the holder to acquire 345,601shares of the Company’s common stock at a per share price of $2.00. We are registering for resale by the investors their shares of common stock and the shares underlying the debentures and the warrants. In addition, pursuant to registration rights agreements affording certain existing security holders piggy-back registration rights, we are also registering for resale 16,421,863 shares of common stock held by certain of our stockholders, which includes 8,116,667 shares beneficially held by Thomas Johnson, our Chairman of the Board and Chief Executive Officer, 7,195,417 shares beneficially held by Lee Johnson, our President and a Director, and 79,445 shares beneficially held by Louis Huynh our General Counsel, Corporate Secretary and a Director

We determined beneficial ownership in accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise indicated, we believe the persons or entities named in the following table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws where applicable. To prevent dilution to the selling shareholders, the following numbers may change because of stock splits, stock dividends or similar events involving our common stock, or as a result of anti-dilution provisions contained in the debentures and warrants held by the selling shareholders.

No selling shareholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of September 17, 2007, by each of the selling shareholders. The number of shares in the column labeled “Shares Registered in this Offering” represent all of the shares that each selling shareholder may offer under this prospectus. The table assumes that the selling shareholders sell all of the shares. We are unable to determine the exact number of shares that actually will be sold. We do not know how long the selling shareholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of any of the shares other than our agreement with certain of the selling shareholders to maintain the effectiveness of this registration statement until the earlier of the date that all of their shares are sold and the date on which their shares become eligible for resale under Rule 144(k).

	Before Offering					After Offering(2)
Name	Number of Shares of Owned	Number of Shares Acquirable Upon Exercise of Warrants	Number of Shares Acquirable Upon Conversion of Debentures	Percentage of Shares of Common Stock Beneficially Held	Number of Shares Offered	Number of Shares of Common Stock Beneficially Held(1)	Percentage of Shares of Common Stock Beneficially Held(1)
Anh Ngoc Ung	10,834	-0-	-0-	*	10,834	-0-	*
Bang Nguyen	5,000	-0-	-0-	*	5,000	-0-	*
Carlos Leon Rosette	5,000	-0-	-0-	*	5,000	-0-	*
Carolina Rosette	3,000	-0-	-0-	*	3,000	-0-	*
Eric Dierker	2,000	-0-	-0-	*	2,000	-0-	*
Gary Thompson	5,000	-0-	-0-	*	5,000	-0-	*
Hue Tran Johnson	5,000	-0-	-0-	*	5,000	-0-	*
Jeff Potts	5,000	-0-	-0-	*	5,000	-0-	*
Jon Hollmann	2,000	-0-	-0-	*	2,000	-0-	*
Jon Hollmann, for Dagney Hollmann	8,000	-0-	-0-	*	8,000	-0-	*
Jon Hollmann, for Hannah Hollmann	8,000	-0-	-0-	*	8,000	-0-	*
Jon Hollmann, for Jack Hollmann	8,000	-0-	-0-	*	8,000	-0-	*

Jon Hollmann	30,000	-0-	-0-	*	30,000	-0-	*
Lee Johnson (3)	7,195,417	-0-	-0-	----25.98%	7,195,417	4,737,068	10.31%
Louis Huynh(4)	79,445	-0-	-0-	*	79,445	-0-	*
Lucy Thuy Huynh	15,000	-0-	-0-	*	15,000	-0-	*
Mai Liem Truc	6,000	-0-	-0-	*	6,000	-0-	*
Marie-Line Fournier	3,500	-0-	-0-	*	3,500	-0-	*
Nghi Bui	5,000	-0-	-0-	*	5,000	-0-	*
Quan Tran	5,000	-0-	-0-	*	5,000	-0-	*
Richard Hunter Draper	5,000	-0-	-0-	*	5,000	-0-	*
Rod Sanchez	5,000	-0-	-0-	*	5,000	-0-	*
Thomas Johnson(5)	8,116,667	-0-	-0-	27.96%	8,116,667	4,727,068	10.29%
Toan Nguyen	5,000	-0-	-0-	*	5,000	-0-	*
Tomsoo Kang	2,000	-0-	-0-	*	2,000	-0-	*
Tran Lee Johnson	5,000	-0-	-0-	*	5,000	-0-	*
Tu Nguyen	2,000	-0-	-0-	*	2,000	-0-	*
Victor Sagastume	5,000	-0-	-0-	*	5,000	-0-	*
Capital Group Communicat-ions	565,000	-0-	-0-	1.23%	565,000	-0-	*
Business.com.vn	285,000	-0-	100,000	*	385,000	-0-	*
Cong Ty Co Phan Phuoc Loc Tho	20,000	-0-	-0-	*	20,000	-0-	*
Matthew B.G. Pilkington	-0-	9,235	25,000	*	34,235	-0-	*
W. Stewart Cahn	-0-	7,500	50,000	*	57,500	-0-	*
Sagoldfarb, Inc / Defined Benefit Plan	-0-	3,750	25,000	*	28,750	-0-	*
Gary Blum	-0-	7,500	50,000	*	57,500	-0-	*
Scott Clark	-0-	57,098	15,000	*	72,098	-0-	*
Brad Reifler	-0-	89,772	50,000	*	139,772	-0-	*
Eric Singer	-0-	331,103	50,000	*	381,103	-0-	*
Jimmy Sarbh	-0-	30,000	200,000	*	230,000	-0-	*
Zaykowski Limited Partners L.P.	-0-	11,250	75,000	*	86,250	-0-	*
Zaykowski Qualified Partners L.P.	-0-	18,750	125,000	*	143,750	-0-	*

Tara Roy	-0-	15,000	100,000	*	115,000	-0-	*
2030617 Ontario Ltd	-0-	7,500	50,000	*	57,500	-0-	*
Paul Boritzer	-0-	30,000	200,000	*	230,000	-0-	*
Blair Brewster	-0-	14,850	99,000	*	113,850	-0-	*
Kevin Fisher	-0-	3,750	25,000	*	28,750	-0-	*
Francisco Javier Sumavielle	-0-	3,750	25,000	*	28,750	-0-	*
Owen J. Morrissey	-0-	3,750	25,000	*	28,750	-0-	*
SM Investors, L.P.	-0-	3,713	24,750	*	28,463	-0-	*
SM Investors, II L.P.	-0-	8,096	53,970	*	62,066	-0-	*
SM Investors Offshore, LTD.	-0-	3,192	21,280	*	24,472	-0-	*
Donald DiPalma	-0-	2,250	15,000	*	17,250	-0-	*
Sausalito Capital Partners LLC	-0-	500,000	-0-	1.09%	500,000	-0-	*
Vision Opportunity Mas. Fund Ltd	-0-	150,000	1,000,000	2.18%	1,150,000	-0-	*
Louis Marino	-0-	27,424	-0-	*	27,424	-0-	*
Hilary Bergman	-0-	54,848	-0-	*	54,848	-0-	*
TOTALS	16,421,863	1,394,081	2,404,000	-	20,219,944	-0-	-

*Represents beneficial ownership of less than one percent.

(1) Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling shareholders are under no obligation known to us to sell any shares of common stock at this time.
(2) Assumes that all shares registered for resale by this prospectus have been issued and sold.
(3) Lee Johnson is our President, Chief Technical Officer and a Director.
(4) Louis Huynh is our General Counsel, Corporate Secretary and a Director.
(5) Thomas Johnson is our Chairman of the Board and Chief Executive Officer.

PLAN OF DISTRIBUTION

The Selling Shareholders

We will not receive any proceeds from the sale of the shares being offered on behalf of the selling shareholders. The shares being sold by the selling shareholders may be sold or distributed from time to time by the selling shareholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling shareholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

The sale of the shares may be effected in one or more of the following methods:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services in the over-the-counter market;

•	through the writing of options, whether the options are listed on an option exchange or otherwise;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	through the settlement of short sales;

•	through the settlement of short sales;

•	through privately negotiated transactions; or

•	through any other legally available method.

In addition, any shares that qualify for resale pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) may be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus.

The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell these securities from time to time pursuant to this prospectus.

These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In addition, the selling shareholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares which may be resold thereafter pursuant to this prospectus if the shares are delivered by the selling shareholders.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

The staff of the SEC is of the view that selling security holders who are registered broker dealers or affiliates of registered broker dealers may be underwriters under the Securities Act. The SEC is also of the view that any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling shareholder can presently estimate the amount of such compensation. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being registered in this prospectus. We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. The selling shareholders may not effect any sale or distribution of the shares until after the prospectus has been appropriately amended or supplemented, if required.

The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act, as amended. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act, as amended if any such broker-dealers purchase shares as principal.

We have agreed with the selling shareholders holding debentures that we will maintain the effectiveness of this registration statement until the earlier of the sale of all the shares held by such holders or December 6, 2007 (the date on which the shares may be publicly resold under Rule 144(k). No sales may be made using this prospectus after that date unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. We can not assure you that the selling shareholders will sell any of the shares offered by this prospectus. We have agreed to indemnify certain selling shareholders   against certain liabilities arising under the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF SECURITIES

Pursuant to the our Articles of Incorporation, as amended and restated and filed with the Delaware Secretary of State on July 21, 2006, our authorized capital stock consists of (i) 250,000,000 shares of common stock, par value $0.01 per share, of which 26,729,359 shares are issued and outstanding as of September 17, 2007, and (ii) 50,000,000 shares of “blank check” preferred stock, of which 120,000 shares have been designated as “Series A Convertible Preferred Stock”, of which there are no shares are issued and outstanding as of September 17, 2007.

Common Stock

On September 17, 2007, there were 26,729,294 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one (1) vote on each matter submitted to a vote of our shareholders, including the election of Directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, our Shareholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Shareholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of the Company, our Shareholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of our preferred stock. As of September 17, 2007, the Company had no shares of its Series A Convertible Preferred Stock issued and outstanding. Additional Preferred Stock may be issued from time to time in one or more series as determined by the Board of Directors in its sole discretion.

Our Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares comprising any such series subsequent to the issue of shares of that series, to set the designation of any series, and to provide for rights and terms of redemption, conversion, dividends, voting rights, and liquidation preferences of the shares of any such series.

Preferred Stock - Series A Convertible Preferred

As noted above, we have no shares of its Series A Preferred Stock issued and outstanding. The following description of the Series A Preferred Stock is qualified in its entirety by the “Certificate of Designation of Series A Convertible Preferred Stock”, as filed with the Secretary of State of the State of Delaware on November 29, 2006.

There are two distinguishing features of our Series A Convertible Preferred Stock. First, a holder of Series A Preferred Stock, in the event of liquidation, wind up or dissolution, is entitled to receive in full an amount equal to $10.00 per share before any distribution, or payment of the assets of the Company may be made to or set aside for the holders of any other securities of the Company. Second, at the election of the holder of the Series A Convertible Preferred Stock may convert the shares on a 1 for 150 basis into shares of the Company’s common stock. Accordingly, upon full conversion of the Series A Preferred Stock the holders of the Series A Convertible Preferred Stock would be entitled to receive 18,000,000 shares of the Company’s Common Stock. Further the Series A Convertible Preferred Stock may vote such shares as shall be equal to the whole number of shares of common stock into which such holder’s aggregate number of Series A Convertible Preferred Stock are convertible into. With the exception of these two features, our Series A Convertible Preferred Stock have the same rights and preferences as our Common Stock.

Options

We have options to purchase an aggregate amount of 8,000,000 shares of common stock outstanding as of the date of this Prospectus.

Warrants

We have warrants to purchase an aggregate amount of 6,494,081 shares of common stock are outstanding as of the date of this Prospectus.

Registration Rights Agreements

We entered into a registration rights agreements with the holders of convertible debentures and warrants, pursuant to which we are including in this registration statement all such 2,749,601 shares of common stock underlying the convertible debentures and warrants. Additionally, pursuant to registration rights agreements affording certain existing security holders piggy-back registration rights we are registering 16,421,863 shares of the Company’s common stock.

Transfer Agent and Registrar

First American Stock Transfer, Inc. is the transfer agent and registrar of our common stock. Their address is 706 East Bell Road, Suite 202, Phoenix, AZ 85022, and their telephone number (602) 485-1346.

Indemnification and Limited Liability Provisions

We have authority under the General Corporation Law of the State of Delaware to indemnify our directors and officers to the extent provided in that statute. Our Articles of Incorporation and our Bylaws require the company to indemnify each of our directors and officers against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the company. We intend to enter into indemnification agreements with each of our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Management believes that such indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion or the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, directly or indirectly, in the Company or any of its parents or subsidiaries. Nor was any such person connected with Dot VN or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

The financial statements included in this Prospectus as of July 30, 2007 and for the years ended April 30, 2007 and 2006 have been audited by Chang G. Park, CPA and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Insofar, as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Delaware, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL OPINION

The Law Offices of Thomas E. Puzzo, PLLC., has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.

DOT VN, INC.
INDEX TO FINANCIAL STATEMENTS
Item 7.  Financial Statements

Chang G. Park, CPA, Ph. D.
t 371 E STREET t CHULA VISTA t CALIFORNIA 91910-2615t
t TELEPHONE (858)722-5953 t FAX (858) 408-2695 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Dot VN, Inc.
9449 Balboa Avenue, Suite 114
San Diego, CA 92123

We have audited the accompanying consolidated balance sheets of Dot VN, Inc. (the “Company”) as of April 30, 2007 and 2006 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dot VN, Inc. as of April 30, 2007 and 2006, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 17 to the consolidated financial statements, the Company's losses from operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Chang G. Park, CPA
Chang G. Park, CPA

September 14, 2007

Chula Vista, CA 91910

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

DotVN, INC. AND SUBSIDIARY
Consolidated Balance Sheets
As of April 30, 2007 and 2006

	2007	2006
ASSETS
Current assets
Cash	$314,660	$141,610
Accounts receivable	115,605	10,336
Prepaid finance expeses (current portion)	929,982	-
Prepaid expenses	30,650	-

Total current assets	1,390,897	151,946

Equipment, net	28,478	4,771
IDC buildout	-	-
Intellectual property	360,000	-
Prepaid finance cost	1,360,634
Deposits	6,800	-

Total assets	$3,146,809	$156,718

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
Accounts payable	$34,059	$121,423
Promisory Notes	-
Customer deposit	1,910	382,405
Due to related parties	965,637	480,065
Accrued liabilities	3,829,318	2,790,940

Total current liabilities	4,830,924	3,774,832

Longerm liabilites
Convertible notes net of $1,229,645 discounts	321,193	-

Total liabilities	5,152,117	3,774,832

Shareholders' deficit
Preferred Series A; $10 par value; 120,000 shares
authorized; 0 issued and outstanding
as of April 30, 2007 and April 30, 2006	-	-

Common stock; $0.0001 par value; 250,000,000 shares
authorized 26,073,746 and 139,690 shares issued
and outstanding as of April 30, 2007 and	2,613	1,393
April 30, 2006 respectivly.

Deffered compesation expense	(6,161,786)	-
Additional paid-in capital	24,317,345	224,757
Deficit accumulated during the development stage	(20,163,479)	(3,844,264)

Total shareholders' deficit	(2,005,307)	(3,618,114)

Total liabilities and shareholders' deficit	$3,146,809	$156,718

the accompanying notes are an integral part of these financial statements

DotVN, INC. AND SUBSIDIARY
Consolidated Statements of Operations
For the Years Ended

	April 30	April 30
	2007	2006

Revenue	$1,002,347	$240,831

Cost of Sales	385,150	111,316

Gross profit	617,197	129,515

General and administrative expenses:
Consulting fees	280,984	87,255
Depreciation and amortization	1,625	435
Marketing and promotion	9,542	9,974
Office and rent	36,581	18,260
Professional fees	127,593	33,694
Option bonus	13,726,483	-
General & administrative expenses	1,504,397	1,060,973

Total general and administrative expenses	15,687,206	1,210,591

Other income (expenses)
Interest income	2,602	-
Finance expenses	(583,112)
Interest expense	(668,696)	(257,437)

Net loss	$(16,319,215)	$(1,338,513)

Loss per common share:
Basic and diluted	$(0.694)	$(0.103)

Weighted average shares outstanding:
Basic and diluted	23,501,228	12,971,973

The accompaying notes are an integral part of these financial statements

DotVN, INC. AND SUBSIDIARY
Consolidated Statement of Changes in Stockholders' Equity
For the Years Ended April 30, 2007 and 2006

		Common	Additional	Deffered
	Common	Stock	Paid-in	Compensation	Accumulated
	Stock	Amount	Capital	Expense	Deficit	Total
Balance, April 30, 2005	12,499,000	$1,250	$49,900	$-	$(2,505,751)	$(2,454,601)

Shares issued for services subsidiary	1,200,000	120	59,880			60,000

Shares issued for cash	230,000	23	114,977			115,000

Net loss, April 30, 2006					(1,338,513)	(1,338,513)

Balance, April 30, 2006	13,929,000	1,393	224,757	-	(3,844,264)	(3,618,114)

Share issued for cash	85,000	9	84,991			85,000

Shares issued for loans payable	6,570,688	657	65,050			65,707

Shares issued for debt payment	8,000,000	800	79,200			80,000

Shares issued to employees	147,500	15	73,735			73,750

shares issued for services	223,250	22	158,456			158,478

Discounts on debentures			1,365,237			1,365,237

Warrants issued for services			2,771,839			2,771,839

Options issued			19,888,269	(6,161,786)		13,726,483

Recapitlaization	(2,722,071)	(272)	(64,200)			(64,472)

Retirement of stock for cash	(114,872)	(11)	(329,989)			(330,000)

Net loss, April 30, 2007					(16,319,215)	(16,319,215)

Balance, April 30, 2007	26,118,495	2,613	24,317,345	(6,161,786)	(20,163,479)	(2,005,307)

DotVN, INC. AND SUBSIDIARY
Consolidated Statement of Cash Flows

	Fro the Years Ended
	April 30,	April 30,
Cash flows from operating activities:	2007	2006
Net loss	$(16,319,215)	$(1,338,513)
Adjustments to reconcile net loss to net cash
(used) provided by operating activities:
Depreciation	1,625	435
Accrued interest on convertaible notes	42,625	-
Accrued interest on promisory notes	1,212	-
Amortization of finance expenses	583,112	-
Amortization of debt discounts	135,592	-
Stock options issued	13,726,483	-
Stock issued for services	232,228	60,000
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(105,269)	(6,909)
(Increase) decrease in prepaid expenses	(30,650)	-
(increase) in prepaid finance expenses	(104,821)	-
(Increase) decrease in deposits	(6,800)	-
Increase (decrease) in accounts payable	(87,364)	50,388
Increase (decrease) in customer deposits	(380,495)	119,480
Increase (decrease) in accrued liabilities	1,121,333	929,029

Net cash provided by (used in) operating activities	(1,190,404)	(186,090)

Cash flows from investing activities:
Purchase of equipment	(25,332)	(5,206)

Net cash (used) provided by investing activities	(25,332)	(5,206)

Cash flows from financing activities:

Proceeds from convertible notes	1,148,213	-
Due to related parties	485,572	217,906
Proceeds from stock issuances	85,000	115,000
Retirement of stock for cash	(330,000)
Net cash provided by financing activities	1,388,785	332,906

Net increase (decrease) in cash	173,049	141,610
Cash, beginning of the period	141,610	-
Cash, end of the period	314,659	141,610

Non-cash investing and financing activities:

Convertible notes issued for intellectual property	$360,000	$-
Promisory notes due to merger	64,495
Stock options Issued	13,726,483
Stock warrants issued	2,771,839
Common stock issued in exchange for intellectual property	1,150,000	-
Common stock issued in exchange for debt	145,707	-

Supplemental cash flow disclosure:
Interest paid	$15,153	$-
Taxes paid	$-	$-

the accompanying notes are an integral part of these financial statements

Dot VN, Inc. and subsidiary
Notes to Consolidated Financial Statements
April 30, 2007 and 2006

1. Organization

Dot VN, Inc. (“Dot VN” or the “Company”) was incorporated in the State of Delaware on May 27, 1998, under the name Trincomali Ltd. (“Trincomali”). Over the course of its history, Trincomali underwent additional name changes until becoming renamed Malers, Inc. on April 28, 2005. On June 21, 2006, Malers, Inc. effected a transaction by and among (i) Dot VN, Inc., a California corporation (“Dot VN CA”), (ii) Malers, Inc., a Delaware corporation (“Malers”) and (iii) Malers Acquisition Corp. (“MAC”), a Washington corporation and wholly owned subsidiary of Malers, Inc., the completion of which transaction resulted in (w) Malers being renamed “Dot VN, Inc.” a Delaware corporation; (x) Dot VN CA being renamed “Hi-Tek Multimedia, Inc.” a California corporation; (y) MAC merging with and into “Hi-Tek Multimedia, Inc.” a California corporation there by ending MAC’s corporate existence; and (z) Hi-Tek Multimedia, Inc., a California corporation, becoming a wholly owned subsidiary of Dot VN, Inc. a Delaware corporation.

Dot VN is an Internet and telecommunications company focused on the Vietnamese market. The Company intends to apply the benefits of best of breed technology through strategic partnerships to deploy hardware, software and wireless solutions in Vietnam. In order to maximize the benefits the Company can derive from the technology, the Company also intends:

•	to drive growth in registrations of the Vietnamese ccTLD .vn;

•	to build and operate Internet data centers in major city centers in Vietnam; and

•	to identify, deploy and commercialize best of breed technologies in Vietnam.

Dot VN has secured agreements with the Vietnamese Internet Network Information Center to serve as the only domain name registrar empowered to approve domain names, in real time, online which provides Dot VN with a competitive advantage vis-à-vis other domain name registrars. In addition to its domain registration business, Dot VN is currently in the process of designing and constructing Internet data centers (“IDC” in the singular or “IDCs” in the plural) which will serve as an internal data and telecommunications network within the country of Vietnam and provide services such as web hosting, collocation and disaster recovery services. The data centers will provide hosting and collocation services as well as serve as the basic infrastructure for additional Internet and data technologies such as wireless broad brand connectivity, distance e-learning and e-government projects. The Company has secured additional agreements which will allow it to develop initial data centers in Hanoi, Vietnam and Ho Chi Minh City, Vietnam in the near term and intends to develop additional data centers in Da Nang City, Vietnam and the rest of the Country of Vietnam in the mid to long term. Dot VN will continue to explore and test, and analyze, new and best of breed technology for deployment in Vietnam.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary and present them as one economic entity. All significant intercompany transactions and balances have been eliminated in consolidation as of April 30, 2007 and 2006.

Basis of Accounting

The Company's policy is to use the accrual method of accounting to prepare and present financial statements, which conforms to generally accepted accounting principles ("GAAP') in the United States of America.

Dot VN, Inc. and subsidiary
Notes to Consolidated Financial Statements
April 30, 2007 and 2006
2. Summary of Significant Accounting Policies (contined)

Cash and cash equivalent

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” as amended by SAB 101A and 101B and as revised by SAB 104, “Revenue Recognition” and EITF 99-19. Accordingly, we recognize revenue when: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured.

The Company generates revenues from the sale of ccTLD domain names for the government of Vietnam. These revenues consist primarily of registration and renewal fees, which are recorded at net in accordance with EITF 99-19. This revenue is recognized when the domain names are authorized and released to the customer.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company’s financial instruments as of April 30, 2007 and 2006 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, accounts payable, promissory notes, due to related parties, and accrued liabilities.

Equipment

Equipment is carried at cost. Depreciation is computed using a straight-line method over the estimated useful lives of the depreciable property over 5 year. Management evaluates useful lives regularly in order to determine recoverability taking into consideration current technological conditions. Maintenance and repairs are charged to expense as incurred; additions and betterments are capitalized. Upon retirement or disposal of any item of equipment, the cost and related accumulated depreciation of the disposed assets is removed, and any resulting gain or loss is credited or charged to operations.

Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Dot VN, Inc. and subsidiary
Notes to Consolidated Financial Statements
April 30, 2007 and 2006

2. Summary of Significant Accounting Policies (contined)

Intangible Property

An intangible asset that is not subject to amortization is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset is its new accounting basis. Subsequent reversal of a previously recognized impairment loss is prohibited.

Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Stock-Based Compensation

The Company records stock-based compensation in accordance with SFAS No. 123R “Share Based Payments”, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

Segment Information

SFAS No. 131, Segment Information, amends the requirements for companies to report financial and descriptive information about their reportable operating segments. Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by a Company in deciding how to allocate resources and in assessing performance. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company evaluated SFAS No. 131 and determined that the Company intends to operate two operating segments, domain registration and IDC services.

Basic and Diluted Net Loss Per Share

Net loss per share is calculated in accordance with SFAS No. 128, Earnings Per Share for the period presented. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby we used to purchase common stock at the average market price during the period.

Dot VN, Inc. and subsidiary
Notes to Consolidated Financial Statements
April 30, 2007 and 2006
The Company has potentially dilutive securities in the form of outstanding stock options and Stock warrants issued to three members of the board of directors, one employee, several past consultants as well as several note holders.

2. Summary of Significant Accounting Policies (contined)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. Actual results could differ from those estimates.

Significant estimates made by management are, among others, realizability of long-lived assets, deferred taxes and stock option valuation. Management reviews its estimates on a quarterly basis and, where necessary, makes adjustments prospectively.

New Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company does not expect that adoption of SAB No. 108 will have a material effect on its financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The Company currently has no such employee plans and does not expect to ever institute such plans. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

Dot VN, Inc. and subsidiary
Notes to Consolidated Financial Statements
April 30, 2007 and 2006
2. Summary of Significant Accounting Policies (contined)

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions

New Accounting Pronouncements (continued)

within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

3. Equipment

Equipment at April 30, 2007 and 2006 consisted of the following:

	2007	2006
Computer equipment	$23,928	$5,206
Other equipment	4,550	-
Accumulated depreciation	2,059	435
Equipment, net	$28,478	$4,771

Depreciation expense charged to operations was $1,625 and $435 for the years ended April 30, 2007 and 2006, respectively.

4. Intangibles assets

On October 16, 2006 the Company has acquired the rights to the US trademark “DOTVN” including its logo for the amount of $360,000 in form of a convertible note (See Note 10) from Hi-tek, Inc. a privately held California corporation which is owned by a related party. The Company on an annual basis evaluates the fair value of its assets and would record impairment to it when there is evidence that events or changes in circumstances, and an analysis of future cash flows have made recovery of the asset’s carrying value unlikely in accordance SFAS 142

5. Prepaid Expenses

The Company has a credit balance with the Vietnam Internet Network Information Centre from which it pays its fees for the domain registration and renewal fees. The balance for the year ending April 30, 2007 and 2006 was $9,804 and $0 respectively.

The Company has also sent a deposit in the amount of $20,000 to Vietnam for a project to set up a satellite office.

Dot VN, Inc. and subsidiary
Notes to Consolidated Financial Statements
April 30, 2007 and 2006

6. Customer Deposits

The Company works with Verisign who keeps deposits with the Company used for the purchase of domain names on an ongoing basis and deposits are deducted as they use them up. As of April 30, 2007 and 2006 the Company held $1,910 and $7,250 respectively.

In the past the Company allowed certain level of domain names to place reservations on domain names that the Company has not yet reviewed or released for use. The Company held $ 375,155 in fees for such reservation as of April 30, 2006. As of September, 30, 2006 the Vietnamese Government had released all reservations as such the balance was at $0.

7. Promissory Notes

Loans payable in the amount of $65,707 including interest of $7,207 was issued by Malers on March 4, 2004 for services rendered and was converted into 6,570,688 restricted common shares of the Company at $0.01 per share on August 8, 2006.

8. Loan from related party

On July 11, 2006, the Company’s wholly owned subsidiary, Hi-Tek Multimedia, Inc. (“HMI”) (f/k/a Dot VN CA) borrowed $330,000 from Hi-Tek, Inc., (“Hi-Tek”) an affiliate entity (the “Hi-Tek Loan”) of the Company. In connection with the Hi-Tek Loan, HMI executed a promissory note to Hi-Tek in the amount of $396,000 which includes interest due and owing on such loan. The Hi-Tek Loan was due on October 12, 2006, and the loan was repaid on February 13, 2007.

9. Accrued liabilities

As of April 30, 2007 and 2006, the Company has unpaid salaries and accrued interest to officers of approximately $3,829,318 and $2,790,940 respectively. The unpaid salaries currently bear interest at a rate of 10 percent. As of April 30, 2007 and 2006, accrued interest on the salaries was $640,792 and $346,813 respectively.

10. Convertible Notes

As of April 30, 2007, convertible notes consist of the followings:

	Issued date	Maturity	Conversion price	Amounts	Debt discount	Accrued Interest	Net Amount

Convertible Note 1	Oct. 16, 2006	Oct. 16, 2009	$1.00	$360,000	$262,500	$-	$97,500
Convertible Note 2	Feb. 9, 2007	Jan. 31, 2009	1.00	1,148,213	967,145	22,846	203,913

Total				$1,508,213	$1,229,645	$22,846	$321,193

Dot VN, Inc. and subsidiary
Notes to Consolidated Financial Statements
April 30, 2007 and 2006

10. Convertible Notes (continued)

Convertible note 1 is a note for $360,000 was issued on October 16, 2006, converts at $1.00 per share and bears an interest rate of 10%. The note is payable to a related party, had accrued interest of $19,779 at April 30, 2007 and is due October 16, 2008 (See Note 4). The beneficial conversion feature was calculated to be $360,000 at the time of issuance, the company recorded this amount as debt discount and additional paid in capital. As of April 30, 2007 the debt discount was $262,500.

Convertible notes 2 are a set of notes with a face value of $1,148,213. These notes were issued on February 9, 2007, bear no interest until July 2007 at which point they earn 10 % and are payable monthly. The notes convert at $1.00. These notes become due on January, 31, 2009. The Company in association with these notes paid a 10% finders fee of $114,821 as well as warrants (see Note 16) As of April 30, 2007, the debt discount associated with the warrant was $967,145.

On February 9, 2007, in connection with the February Financing, the Company executed an investor’s registration rights agreement (the “IRRA”) by and between the investors participating in the February Financing (the “February Financing Investors”) and the Company.  Pursuant to the terms of the IRRA, in connection with the February Financing, Dot VN is required to file a registration statement on Form S-1 or SB-2 by August 15, 2007 (the “Registration Deadline”) and further required that the registration statement be declared effective 120 from the date of the IRRA.  In the event that the Registration Deadline is not met, the February Financing Investors shall be entitled to liquidated damages equal to One Percent (1%) of the liquidated value of the outstanding convertible debentures issued in the February Financing, paid in cash or shares of the Company’s common stock (the “Liquidated Damages”) for every thirty (30) day period that the registration statement is not filed.  On August 10, 2007, in accordance with the requirements of Section 9 of the IRRA, the Company and certain February Financing Investors representing two-thirds (2/3) of the amount invested executed an amendment to the IRRA whereby (i) the Registration Deadline was extended to September 15, 2007 (the “New Registration Deadline”); (ii) the February Financing Investors received the Liquidated Damages; and (iii) the registration statement must be declared effective within sixty (60) days if there are no comments by the Securities and Exchange Commission (the “SEC”) or within in ninety (90) days if SEC comments are received (the “Effectiveness Deadline”).  In the event that either the New Registration Deadline or the Effectiveness Deadline is not met, then the February Financing Investors shall be entitled to the Liquidated Damages for every or every thirty (30) day period that the New Registration Deadline or the Effectiveness Deadline are not met.

11. Income taxes

As of April 30, 2007, the Company has net operating loss carry forwards of $20,163,479 that can be utilized to reduce future taxable income. The net operating loss carry forwards will expire through 2027 if not utilized. Utilization of the net operating loss and tax credit carry forwards may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of net operating loss and tax credit carry forwards before utilization. The Company has provided a full valuation allowance on the deferred tax asset because of uncertainty regarding realizability.

12. Major Customer And Segment Information

The Company currently operates solely in one industry segment: the marketing and registration of .vn domain names for the government of Vietnam. No one customer accounted for approximately 5% of gross revenues for the year ending April 30, 2007 and 2006. The Company has no operations located outside of the United States at this time. The Company’s revenue is concentrated on the Vietnam country code .vn, creating a risk of concentration associated with the revenue of a single service. The loss of this single service could cause severe damage to the Company’s financial future.

Dot VN, Inc. and subsidiary
Notes to Consolidated Financial Statements
April 30, 2007 and 2006

13. Related Party Transactions

On August 2, 2006, the Company issued to Thomas Johnson, 4,000,000 shares of the Company’s restricted common stock in a partial settlement of debt owed to Mr. Johnson. The value of the debt retired was approximately $40,000.00.

On August 3, 2006, the Company issued to Lee Johnson, 4,000,000 shares of the Company’s restricted common stock in a partial settlement of debt owed to Mr. Johnson. The value of the debt retired was approximately $40,000.00.

On October 16, 2006, the Company entered into an agreement whereby it acquired certain intellectual property from Hi-Tek. Included within the assets acquired by the Company are the rights to the trademark “Dot VN” in the United States (the “Dot VN US Trademark”). Pursuant to the acquisition of the Dot VN US Trademark, the Company executed a convertible promissory note in the amount of $360,000.00 (the “Hi-Tek Convertible Note”). The Hi-Tek Convertible Note, at the election of the holder, may convert the balance due and owing at the time of conversion into restricted shares of the Company’s common stock at a per share price of $1.00 per share. The Hi-Tek Convertible Note accrues interest at a rate of 10% per annum and is due 2 years from the date of execution (See Note 10).

Employment Agreements

Dr. Lee Johnson and Mr. Thomas Johnson have entered into employment agreements with the Company, for which the Company has accrued unpaid Salaries.

On July 18, 2006, Mr. Thomas Johnson was appointed to the Board of Directors of the Company and currently serves as Chairman of the Board of Directors

On September 8, 2006, Mr. Thomas Johnson’s employment agreement was approved by the Board of Directors, making him the Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Johnson shall receive an annual salary of Three Hundred Sixty Thousand Dollars ($360,000) and shall receive stock options totaling in the aggregate 3,600,000 shares; such shares are exercisable, at a per share price of $0.50, into shares of the Company’s common stock (the “TJ Employment Options”). The TJ Employment Options shall vest at a rate of 1,200,000 on October 9, 2006, 2007 and 2008, respectively and have a term of ten years from the date of vesting. Mr. Johnson is also eligible to receive additional equity and cash bonuses in connection with the successful performance of his duties.

As CEO, Mr. Thomas Johnson shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination. As a director of the Company, he shall serve until the earlier of (i) his resignation, (ii) election of his successor or (iii) his removal by the shareholders of the Company.

On July 18, 2006, Dr. Lee Johnson was appointed to the Board of Directors of the Company.

On September 8, 2006, Dr. Lee Johnson’s employment agreement was approved by the Board of Directors., making him the President and Chief Technical Officer. Pursuant to the terms of the employment agreement, Dr. Lee Johnson shall receive an annual salary of Three Hundred Sixty Thousand Dollars ($360,000) and shall receive stock options totaling in the aggregate 3,600,000 shares and are exercisable, at a per share price of $0.50, into shares of the Company’s common stock (the “LJ Employment Options”). The LJ Employment Options shall vest at a rate of 1,200,000 on October 1, 2006, 2007 and 2008, respectively and have a term of ten years from the date of vesting. Dr. Johnson is also eligible to receive additional equity and cash bonuses in connection with the successful performance of his duties.

Dot VN, Inc. and subsidiary
Notes to Consolidated Financial Statements
April 30, 2007 and 2006

13. Related Party Transactions (continued)

As President and Chief Technical Officer, Dr. Lee Johnson shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination. As a director of the Company, he shall serve until the earlier of (i) his resignation, (ii) election of his successor or (iii) his removal by the shareholders of the Company.

As stated previously, the above referenced employment agreements contained an aggregate amount of 7,200,000 stock options, of which 2,400,000 have vested and none exercised. As the October 2006 employment agreements provided for the options to be purchased at below the Company’s market price on the date of grant, the Company has recorded Option bonuses relating to these options of $ 12,907,637 (See Note 12).

14. Office Lease

The Company leases its corporate office facilities on a two year lease starting August 1, 2006 prior to which the company leased the same space under a sublease. The Company's base rent is $6,611 through August, 2007 and $6,780 through the term of the lease.  Office rent and incidental expense were $ 21,410 and $10,600 for the period ending April 30, 2007 and 2006, respectively.

According to this lease agreement, minimum lease payment is as follows:

The years ending April 30,	Operating Lease
2007	$80,085
2008	$54,397
Total minimum lease payments	$134,482

15. Significant Agreements

On January 3, 2006, the Company, through its wholly owned subsidiary HMI, secured an agreement with the Vietnam Internet Network Information Center to register and promote the Vietnamese ccTLD, .vn, online (the “Domain Registrar Agreement”). In accordance with such agreement, Dot VN shall promote, register and manage third level domain registrations as well as top level domain names and collect fees associated with the registration and management of such domain names. As compensation, Dot VN shall be entitled to commissions associated with the number of domains registered on an annual basis. The Domain Registrar Agreement has no fixed term and shall continue in effect until the earlier of: (i) termination or (ii) breach by either party.

The Company for the years ending April 30, 2007 and 2006 had gross revenue of $924,701 and $235,495 respectively. This resulted in commissions related to these revenue figures for the years ending April 30, 2007 and 2006 of $77,645 and $5,335 respectively.

16. Warrants, Options and Stock Based Compensation

On July 18, 2006, the Company issued two warrants exercisable into an aggregate amount of 500,000 shares of the Company’s common stock with an estimated value of $1,331,704 to Sausalito Capital Partners, LLC with such terms as follows; (i) one warrant, with a 2 year term, exercisable into 250,000 shares of the Company’s restricted common stock at exercise price of $2.00 per share; and (ii) one warrant, with a 2 year term, exercisable into 250,000 shares of the Company’s restricted common stock at conversion price of $3.00 per share . The value of the warrants will be expensed over the time of the warrant term. As of the date of this report, no shares have been exercised

Dot VN, Inc. and subsidiary
Notes to Consolidated Financial Statements
April 30, 2007 and 2006

16. Warrants, Options and Stock Based Compensation (continued)

The fair value of these warrants was estimated at the date of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 221.74%; risk-free interest rate of 4.12%; and expected life of 2 years.

On September 1, 2006, the Company re-issued two warrants for 5,100,000 shares which have been previously canceled in anticipation of the merger (see note 20). These warrants were originally issued in November 2002 with an estimated value of $ 0 and an exercise price of $0.05. The original expiration date was December 2004 and had been extended by the Company until December 2006. The re-issued warrants have an exercise price of $2.00 per share, with a 3 year term. The value of the warrants was expensed under their original terms. As of the date of this report, no shares have been exercised.

The fair value of these warrants was estimated at the date of the original grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected industry average volatility of 28.4%; risk-free interest rate of 4.9%; and expected life of 2 years.

On October 1, 2006, the Company issued 7,200,000 options with an estimated value of $18,718,377 to two officers (see Note 13). The options have an exercise price of $0.50 per share, vest over a three-year period, beginning October 1, 2006 and expire ten years after becoming exercisable. As of the date of this report, 2,400,000 options have vested and no options had yet been exercised.

On October 9, 2006, the Company issued 450,000 options with an estimated value of $ 1,169,892 to a certain officer and an employee. The options have an exercise price of $0.50 per share, vest over a three-year period, beginning October 1, 2006 and expire ten years after becoming exercisable. The Company has recorded Option bonuses relating to these options of $ 818,846. As of the date of this report, 150,000 options have vested and no options had yet been exercised.

The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 223.95%; risk-free interest rate of 4.12%; and expected life of 10 years.

In connection with the February Financing, the Company issued warrants to the investors exercisable into 344,465 shares of the Company’s restricted common stock at a per share price of $2.00, with an estimated value of $1,005,237. The warrants have a term of 5 years from the date of issuance. These warrants have been recorded as a discount against the Debentures and will be expensed over the term of the note or upon conversion. Additionally, pursuant to its engagement of Pali Capital, Inc. ,the Company’s placement agent in the February Financing, the
Company issued three series of warrants: (i) retainer warrants totaling in the aggregate 250,000 exercisable at a per share price of $0.001, with an estimated value of $712,394; (ii) placement warrants totaling in the aggregate 229,600 exercisable at a per share price of $1.00, with an estimated value of $560,784; and (iii) placement warrants totaling in the aggregate 68,880 exercisable at a per share price of $2.00, with an estimated value of $166,957 (the “Placement Agent Warrants”). The Placement Agent Warrants have a term of 5 years from the date of issuance and will be expensed over the term.

The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with dividend yield of 0%; expected volatility of 189.1%; risk-free interest rate of 4.12%; and expected life of 5 years.

Dot VN, Inc. and subsidiary
Notes to Consolidated Financial Statements
April 30, 2007 and 2006

16. Warrants, Options and Stock Based Compensation (continued)

A summary of stock option and warrant activity for all plans follows:

Outstanding Options	Options Outstanding	Warrants Outstanding	Exercise Price
Granted	7,650,000	6,492,945	$3.00-$0.001
Exercised	-	-
Canceled	-	-
Balance, April 30, 2007	7,650,000	6,492,945	$3.00-$0.001

Following is a summary of the status of fixed options and warrants outstanding at April 30, 2007:

	Outstanding Options and Warrants			Exercisable Options and Warrants
Exercise Price Range	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$.3.00	500,000	1.2 years	$3.00	500,000	$3.00
$ 2.00	5,100,000	2.3 years	2.00	5,100,000	2.00
$2.00 - $0.001	892,945	4.8 years	1.18	892,945	1.18
$0.50	7,650,000	10.4 years	0.50	2,550,000	0.50

17. Going Concern

To date the Company has had limited revenues due to the early stage of its efforts to transition into the marketing of its Internet resources. Consequently, the Company has incurred recurring losses from operations. These factors, as well as the risks associated with raising capital through the issuance of equity and/or debt securities creates uncertainty as to the Company’s ability to continue as a going concern.

The Company’s plans to address its going concern issues include:

*
Increasing revenues of its services, specifically its domain names sales, through the development and deployment of an application program interface which the Company anticipates will increase its reseller network and international distribution channels and through direct marketing to existing customers both online, via e-mail and direct mailings; and

*	Completion and Operation of the IDCs and revenue derived from the IDC services;
*	Raising capital through the sale of debt and/or equity securities;

There can be no assurance that the Company will be successful in its efforts to increase revenues, issue debt and/or equity securities for cash or as payment for outstanding obligations.Capital raising efforts may be influenced by factors outside of the control of the Company, including, but not limited to, capital market conditions.

Dot VN, Inc. and subsidiary
Notes to Consolidated Financial Statements
April 30, 2007 and 2006

The Company is in various stages of finalizing implementation strategies on a number of services and is actively attempting to market its services nationally in Vietnam. As a result of capital constraints it is uncertain when it will be able to start deploy the application program interface or complete construction of the Internet data centers.

18. Stock Issuances

On September 21, 2005 the Company issued 500,000 restricted shares at $0.05 for consulting fees in the amount of $25,000.

On February 7, 2006 the Company issued 700,000 restricted shares at $0.05 for consulting fees in the amount of $35,000.

On April 11, 2006 the Company issued 230,000 restricted shares at $0.50 to an accredited investor for the consideration of $115,000.

On May 1, 2006 the Company issued 123,500 restricted shares at $0.50 for consulting fees in the amount of $61,750.

On May 25, 2006 the Company issued 85,000 restricted shares at $1.00 to two accredited investors for the consideration of $85,000.

On June 2, 2006 the Company issued 86,500 restricted shares at $1.00 for consulting fees in the amount of $86,500.

On July 17, 2006 in connection with the Malers, Inc. merger recapitalization the Company canceled 2,722,071 shares.

On July 18, 2006 the Company retired 114,872 shares with a share buy back for $330,000.

On July 19, 2006 the Company issued 8,250 restricted shares at $2.00 for consulting fees in the amount of $16,500.

On August 2, 2006, the Company issued to Thomas Johnson, 4,000,000 restricted shares of the Company’s restricted common stock in a partial settlement of debt owed to Mr. Johnson. The value of the debt retired was approximately $40,000.00.

On August 3, 2006, the Company issued to Lee Johnson, 4,000,000 restricted shares of the Company’s restricted common stock in a partial settlement of debt owed to Mr. Johnson. The value of the debt retired was approximately $40,000.00.

On August 9, 2006, the Company issued shares in connection with the conversion of a convertible promissory note, held by a creditor of the Company’s predecessor entity, Malers. The amount due and owing under the convertible promissory note, including interest, as of the date of conversion was $65,706.88. Pursuant to the terms of the note, the outstanding balance could be converted into shares of the Company’s common stock at a conversion price of $0.01 per share. Accordingly, the Company issued 6,570,688 shares of the Company’s common stock in accordance with the request of the holder of the convertible promissory note.

On October 12, 2006, pursuant to an employment agreement, the Company issued to Louis P. Huynh, 60,000 restricted shares of the Company’s common stock with a value of $30,000. The Company issued 53,000 restricted shares to certain employees as bonuses in the value of $26,500.

On September 26, 2006, in consideration for the execution of Non-Disclosure and Invention Assignment Agreements, 9 employees of the Company each received 3,000 restricted shares of the Company’s common stock for an aggregate issuance to such employees of 27,000 shares valued at $13,500 and recorded as bonuses

Dot VN, Inc. and subsidiary
Notes to Consolidated Financial Statements
April 30, 2007 and 2006
On November 21, 2006, pursuant to the terms of a consulting agreement, the Company issued to Gary Shehorn, 5,000 restricted shares of the Company’s common stock for services valued at $3,750 and recorded as consulting fees.

18. Stock Issuances (continued)

On January 9, 2007, the Company issued to a certain employee, 1,500 restricted shares of the Company’s common stock as a bonus valued at $750.

On April 20, 2007, in connection with his appointment to the Company’s strategic advisory board and his attendance for meetings, the Company issued to Dr. Mai Liem Truc, 6,000 restricted shares of the Company’s common stock valued at $3,000 and recorded as a consulting fee.

19. Stockholders’ Equity

The stockholders’ equity section of the Company contains the following classes of capital stock as of April 30, 2007:

Common stock, $0.0001 par value: 250,000,000 shares authorized: 26,073,746 shares issued and outstanding.

Preferred stock, $10.00 par value: 120,000 shares authorized: 0 share issued and outstanding.

20. Acquisition of DOT VN CA

On July 17, 2006, DOT VN CA entered into an Agreement and Plan of Merger (“the Merger Agreement”) with Malers, a Delaware public shell corporation, Malers Acquisition Corp. (“MAC”), a Washington corporation. By virtue of this merger, Malers became the parent corporation of DOT VN CA and owns 100% of its capital stock. Following the merger, Malers changed its corporate name to Dot VN, Inc. (“DOT VN”).

As of July 2006, 10,348,250 restricted shares of the DOT VN CA’s Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Prior to the merger, MALERS was an inactive shell corporation and had engaged in no substantive business operations. Prior to its acquisition of DOT VN CA, a total of 139,690 shares of common stock of MALERS were issued and outstanding.

Under the terms of the merger, the 10,348,250 outstanding restricted Common shares of DOT VN CA were converted into 10,348,250 shares of common stock of DOT VN and all outstanding DOT VN CA stock options and warrants were reissued under DOT VN.

The stock exchange transaction has been accounted for as a reverse acquisition and recapitalization of the DOT VN whereby DOT VN CA is deemed to be the accounting acquirer (legal acquiree) and DOT VN to be the accounting acquiree (legal acquirer). The accompanying consolidated financial statements are in substance those of DOT VN CA, with the assets and liabilities, and revenues and expenses, of DOT VN being included effective from the date of stock exchange transaction. DOT VN is deemed to be a continuation of the business of DOT VN CA. Accordingly, the accompanying consolidated financial statements include the following:

Dot VN, Inc. and subsidiary
Notes to Consolidated Financial Statements
April 30, 2007 and 2006
(1)	the balance sheet consists of the net assets of the accounting acquirer at historical cost and the net assets of the accounting acquiree at historical cost;

(2)
the financial position, results of operations, and cash flows of the acquirer for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented and the operations of the accounting acquiree from the date of stock exchange transaction.

21. Subsequent Events

On May 1, 2007, the Company received a loan from a related party, Hi-Tek, Inc., a California corporation, for $600,000.00. In connection with the receipt of such loan Dot VN executed a promissory note with a term of 6 months. The note shall accrue interest at a rate of 10% per annum from the date execution.

On June 29, 2007, the Company entered into an agreement whereby it acquired certain intellectual property from Business.com.vn, Co. Ltd. (the “Business.com.vn Agreement”). Included within the assets acquired by the Company are the rights to the trademark “Dot VN” in the Country of Vietnam (the “Vietnamese Trademark”). Pursuant to the acquisition of the Vietnamese Trademark, the Company executed a promissory note in the amount of $100,000.00 (the “Business.com.vn Note”). The Business.com.vn Note accrues interest at a rate of 8% per annum and is due 1 year from the date of execution. In addition to the promissory note, the Company issued 285,000 shares to the Business.com.vn pursuant to the terms of the Business.com.vn Agreement.

On August 1, 2007, the Company executed a convertible note to Mr. Thomas Johnson in the amount of $1,989,065.78 for unpaid accrued salary, including interest, through June, 2007 (the “TJ Note”). The TJ Note has a term of 1 year and accrues interest at a rate of 8% per annum. At the election of the holder, the amount due and owing pursuant to such note may be converted in shares of the Company’s common stock at a per share price of $1.43 per share.

On August 1, 2007, the Company executed a convertible note to Mr. Lee Johnson in the amount of $1,989,065.78 for unpaid accrued salary, including interest, through June, 2007 (the “LJ Note”). The LJ Note has a term of 1 year and accrues interest at a rate of 8% per annum. At the election of the holder, the amount due and owing pursuant to such note may be converted in shares of the Company’s common stock at a per share price of $1.43 per share.

On August 7, 2007, the Company issued to Thomas Johnson a total of 116,667 restricted shares as a bonus in accordance with the terms of his employment agreement valued at $210,000.

On August 7, 2007, the Company issued to Lee Johnson a total of 116,667 restricted shares as a bonus in accordance with the terms of his employment agreement valued at $210,000.

On August 7, 2007, the Company issued to Ngoc Anh Ung, Dot VN’s Vice President of Operations and Business Development - Asia, 5,834 shares of the Company’s restricted common stock as a performance bonus valued at $10,500.

On August 7, 2007, Mr. Louis P. Huynh’s employment agreement was approved by the Board of Directors, making him the General Counsel and Corporate Secretary. Pursuant to the terms of the employment agreement, Mr. Huynh shall receive an annual salary of One Hundred Twenty Thousand Dollars ($120,000) and shall receive stock options totaling in the aggregate 200,000 shares; such shares are exercisable, at a per share price of $1.80, into shares of the Company’s common stock (the “Huynh Employment Options”). The Huynh Employment Options shall vest at a rate of 66,666 on October 9, 2007 2008 and 2009, respectively and have a term of ten years from the date of vesting. In addition to the Huynh Employment Options, Mr. Huynh was granted 19,445 restricted shares of the Company’s common stock pursuant to the terms of his employment agreement valued at 35,000. Mr. Huynh is also eligible to receive additional equity and cash bonuses in connection with the successful performance of his duties.

As General Counsel and Corporate Secretary, Mr. Huynh shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination. As a director of the Company, he shall serve until the earlier of (i) his resignation, (ii) election of his successor or (iii) his removal by the shareholders of the Company. Mr. Huynh also currently serves as a member of the Company’s board of directors.

Dot VN, Inc. and subsidiary
Notes to Consolidated Financial Statements
April 30, 2007 and 2006
On August 7, 2007, the Company issued 350,000 options to certain officers and employees. The options have an exercise price of $1.80 per share, vest over a three-year period, beginning August 7, 2007 and expire ten years after becoming exercisable. As of the date of this report, 116,666 options have vested and no options had yet been exercised.

21. Subsequent Events (continued)

On May 1, 2007, the Company executed an agreement with Cerelink, Inc., a Delaware corporation, to provide the technical design for an Internet data center to be deployed in Hanoi, Vietnam.  The anticipated budget for the design is approximately Eight Hundred and Fifty Thousand Dollars ($850,000.00).  To date, the Company has paid $234,000.

[Back Page of Prospectus]

PROSPECTUS

26,729,359 SHARES OF COMMON STOCK
to be offered by Selling Shareholders
of Dot VN, Inc.

DOT VN, INC.
September 17, 2007

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification of Directors and Officers

The Registrant has authority under General Corporation Law of the State of Delaware to indemnify its directors and officers to the extent provided in such statute. The Registrant’s Articles of Incorporation provide that the Registrant shall indemnify each of its executive officers and directors against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the Registrant.

The provisions of the Delaware Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”) may be permitted to directors, officers or controlling persons of Registrant, pursuant to the foregoing provisions or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission (the “Commission”), such indemnification is against public policy as expressed in the 1933 Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distribution

Registration fees.	$1,077.61
Legal fees and expenses.	$25,000 *
Printing and engraving expenses.	$3,000 *
Accounting fees and expenses.	$50,000*
Miscellaneous.	$5000*
Total.	$84,077.61*

 *All of the above, except the SEC Registration Fee, are estimated and remain subject to further contingencies.

Item 26.  Recent Sales Of Unregistered Securities

On August 7, 2007, the Company issued to Thomas Johnson, our Chairman of the Board and Chief Executive Officer, a total of 116,667 restricted shares as a bonus in accordance with the terms of his employment agreement valued at $210,000. The offer and sale was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder. Mr. Johnson was an “accredited investor” within the meaning of SEC Rule 501(a).

On August 7, 2007, the Company issued to Lee Johnson a total of 116,667 shares of common stock as a bonus in accordance with the terms of his employment agreement valued at $210,000. The offer and sale was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder. Mr. Johnson offeree was an “accredited investor” within the meaning of SEC Rule 501(a).

On August 7, 2007, the Company issued to Louis P. Huynh a total of 19,445 shares of common stock as a bonus in accordance with the terms of his employment agreement valued at $35,000. The offer and sale was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder. Mr. Johnson offeree was an “accredited investor” within the meaning of SEC Rule 501(a).

On August 7, 2007, the Company issued to Ngoc Anh Ung, Dot VN’s Vice President of Operations and Business Development - Asia, 5,834 shares of the Company’s restricted common stock as a performance bonus valued at $10,500. We made the offer and sale pursuant to Section 4(2) of the Securities Act and Rule 701, promulgated thereunder.

On August 7, 2007, the Company issued 350,000 options to certain officers and employees. The options have an exercise price of $1.80 per share, vest over a three-year period, beginning August 7, 2007 and expire ten years after becoming exercisable. As of the date of this report, 116,666 options have vested and no options had yet been exercised. We made the offers and sales pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder, as well as Rule 701, promulgated thereunder.

On August 1, 2007, the Company executed a convertible note to Thomas Johnson, our Chairman of the Board and Chief Executive Officer, in the amount of $1,989,065.78 for unpaid accrued salary, including interest, through June, 2007. The Note has a term of 1 year and accrues interest at a rate of 8% per annum. At the election of the holder, the amount due and owing pursuant to such note may be converted in shares of the Company’s common stock at a per share price of $1.43 per share. We made the offer and sale of the Note pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D, promulgated thereunder. Mr. Johnson was an “accredited investor” within the meaning of SEC Rule 501(a).

On August 1, 2007, the Company executed a convertible note to Lee Johnson, our President and a Director, in the amount of $1,989,065.78 for unpaid accrued salary, including interest, through June, 2007. The Note has a term of 1 year and accrues interest at a rate of 8% per annum. At the election of the holder, the amount due and owing pursuant to such note may be converted in shares of the Company’s common stock at a per share price of $1.43 per share. We made the offer and sale of the Note pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D, promulgated thereunder. Mr. Johnson was an “accredited investor” within the meaning of SEC Rule 501(a).

On July 12, 2007, in connection with his appointment to the Company’s strategic advisory board and his attendance for meetings, the Company issued to Richard Draper, 5,000 restricted shares of the Company’s common stock valued at $2,500 and recorded as a consulting fee. We made the offer and sale pursuant to Section 4(2) of the Securities Act.

On July 12, 2007, in connection with his appointment to the Company’s strategic advisory board and his attendance for meetings, the Company issued to Richard Draper, 5,000 restricted shares of the Company’s common stock valued at $2,500 and recorded as a consulting fee. We made the offer and sale pursuant to Section 4(2) of the Securities Act.

On April 20, 2007, in connection with his appointment to the Company’s strategic advisory board and his attendance for meetings, the Company issued to Dr. Mai Liem Truc, 6,000 restricted shares of the Company’s common stock valued at $3,000 and recorded as a consulting fee. We made the offer and sale pursuant to Section 4(2) of the Securities Act.

On February 9, 2007, we closed on a financing transaction with certain private investors and received a total of $1,148,213 from the issuance of certain debentures which may be converted into 2,404,000 shares of the Company’s common stock at a conversion price of $1.00 per share and warrants which upon exercise will allow the holder to acquire 1,394,081 shares of the Company’s common stock at a per share price of $2.00

On January 9, 2007, the Company issued to a certain employee, 1,500 restricted shares of the Company’s common stock as a bonus valued at $750. We made the offer and sale pursuant to Section 4(2) of the Securities Act and Rule 701, promulgated thereunder.

On November 21, 2006, pursuant to the terms of a consulting agreement, the Company issued to Gary Shehorn, 5,000 restricted shares of the Company’s common stock for services valued at $3,750 and recorded as consulting fees. We made the offer and sale pursuant to Section 4(2) of the Securities Act in a non-public offering.

On October 12, 2006, pursuant to an employment agreement, the Company issued to Louis P. Huynh, 60,000 restricted shares of the Company’s common stock with a value of $30,000. The Company issued 53,000 restricted shares to certain employees as bonuses in the value of $26,500. The offer and sale was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder.

On September 26, 2006, in consideration for the execution of Non-Disclosure and Invention Assignment Agreements, 9 employees of the Company each received 3,000 restricted shares of the Company’s common stock for an aggregate issuance to such employees of 27,000 shares valued at $13,500 and recorded as bonuses. We made the offer and sale pursuant to Section 4(2) of the Securities Act and Rule 701, promulgated thereunder.

On August 9, 2006, the Company issued shares in connection with the conversion of a convertible promissory note, held by a creditor of the Company’s predecessor entity, Malers. The amount due and owing under the convertible promissory note, including interest, as of the date of conversion was $65,706.88. Pursuant to the terms of the note, the outstanding balance could be converted into shares of the Company’s common stock at a conversion price of $0.01 per share. Accordingly, the Company issued 6,570,688 shares of the Company’s common stock in accordance with the request of the holder of the convertible promissory note.

On August 3, 2006, the Company issued to Lee Johnson, 4,000,000 shares of the Company’s restricted common stock in a partial settlement of debt owed to Mr. Johnson. The value of the debt retired was approximately $40,000. The offer and sale was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder. Mr. Johnson offeree was an “accredited investor” within the meaning of SEC Rule 501(a).

On August 2, 2006, the Company issued to Thomas Johnson, 4,000,000 shares of the Company’s restricted common stock in a partial settlement of debt owed to Mr. Johnson. The value of the debt retired was approximately $40,000.00. The offer and sale was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder. Mr. Johnson offeree was an “accredited investor” within the meaning of SEC Rule 501(a).

On August 2, 2006, the Company issued to Thomas Johnson, 4,000,000 shares of the Company’s restricted common stock in a partial settlement of debt owed to Mr. Johnson. The value of the debt retired was approximately $40,000.00. The offer and sale was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder. Mr. Johnson offeree was an “accredited investor” within the meaning of SEC Rule 501(a).

Item 27.  Exhibits

Number	Description
3.1	Amended and Restated Articles of Incorporation of the Company

3.2	Bylaws of the Company

4.1	Certificate of the Powers, Designations, Preferences and Rights of Series A Convertible Preferred Stock

4.2	Form of Stock Certificate

4.3	Securities Purchase Agreement dated January 31, and February 9, 2007 by and among the Company and purchasers of convertible debentures and warrants.

4.4	Form of Investor Registration Rights Agreement

4.5	Form of Convertible Debenture issued on January 31, and February 9, 2007

4.6	Spot-on Networks, LLC Convertible Debenture dated January 31, 2007

4.7	Form of Warrant

5.1	Opinion re: Legality

10.1	Employment Agreement dated August 8, 2006, by and between the Company and Lee Johnson

10.2	Employment Agreement dated August 9, 2006, by and between the Company and Thomas Johnson

10.3	Employment Agreement dated August 7, 2007, by and between the Company and Louis P. Huynh

10.4	Contract for Developing and Maintaining Domain Names

10.5	Asset Purchase Agreement dated October 16, 2006

10.6	Cerelink - DotVN Design Contract

10.7	Asset Purchase Agreement dated June 29, 2007

14.1	Code of Ethics*

23.1	Consent of Legal Counsel**

23.2	Consent of Chang G. Park

* To be filed by amendment.
** Contained in Exhibit 5.1.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)   Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   Reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)   Include any additional or changed material information on the plan of distribution;

(2)   That, for the purpose of determining any liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statements as of the date it is first us after effectiveness. Provided, however, that no statement is made in a registration statements or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3)   To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)   That, for the purpose of determining any liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statements as of the date it is first us after effectiveness. Provided, however, that no statement is made in a registration statements or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3)   To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on September 17, 2007.

DOT VN, INC. By: /s/ Thomas Johnson Name: Thomas Johnson Title: Chief Executive Officer

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Thomas Johnson	Chairman of the Board of Directors and	September 17, 2007
Thomas Johnson	Chief Executive Officer (Principal Executive Officer)

/s/ Dr. Lee Johnson	President and Director	September 17, 2007
Dr. Lee Johnson	(Principal Financial and Principal Accounting Officer)

/s/ Louis P. Huynh	General Counsel,	September 17, 2007
Louis P. Huynh	Corporate Secretary and Director